Exhibit 2.1

Execution Version

Stock Purchase Agreement

by and among

OEP AM, Inc.
(a Delaware corporation),

Socrates, LLC
(a Delaware limited liability company),

The Providence Service Corporation

(a Delaware corporation),

and

OEP AM Holdings, LLC
(a Delaware limited liability company)

September 28, 2020

Page

Article I DEFINITIONS		1
1.01	Definitions	1
1.02	Other Definitional Provisions	12

Article II PURCHASE AND SALE OF THE SHARES		14
2.01	Purchase and Sale of the Shares	14
2.02	The Closing	14
2.03	The Closing Transactions	14
2.04	Closing Cash Proceeds Adjustment	15
2.05	Withholding	17

Article III CONDITIONS TO CLOSING		18
3.01	Conditions to the Purchaser's Obligation	18
3.02	Conditions to the Company's and the Seller's Obligations	19
3.03	Conditions to All Parties' Obligations	19
3.04	Frustration of Closing Conditions	19

Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLER		19
4.01	Organization and Power	19
4.02	Authority, Validity and Effect	20
4.03	Title to Shares	20
4.04	No Violation	20
4.05	Governmental Bodies; Consents	20
4.06	Litigation	20
4.07	Brokerage	20

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
5.01	Organization and Corporate Power	21
5.02	Subsidiaries	21
5.03	Authorization; No Breach	21
5.04	Capitalization	22
5.05	Financial Statements	23
5.06	Absence of Undisclosed Liabilities	23
5.07	No Material Adverse Change; Absence of Certain Developments	23
5.08	Title to Properties	24
5.09	Tax Matters	25
5.10	Contracts and Commitments	25
5.11	Intellectual Property	26
5.12	Litigation	28
5.13	Governmental Consents	28
5.14	Employee Benefit Plans	28
5.15	Insurance	30
5.16	Environmental Matters	30
5.17	Affiliated Transactions	31
5.18	Brokerage	31
5.19	Permits; Compliance with Laws	31
5.20	Healthcare Matters	31
5.21	Absence of Certain Commercial Practices; Anti-Corruption	34

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Page

5.22	Employees	35
5.23	Suppliers	35
5.24	Payors	36
5.25	Accounts Receivable	36

Article VI REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		36
6.01	Organization and Corporate Power	36
6.02	Authorization	36
6.03	No Violation	37
6.04	Governmental Bodies; Consents	37
6.05	Litigation	37
6.06	Brokerage	37
6.07	Investment Representation	37
6.08	Financing	38
6.09	Sufficiency of Funds	38
6.10	Solvency	38

Article VII COVENANTS OF THE COMPANY		38
7.01	Conduct of the Business	38
7.02	Access to Books and Records	41
7.03	Section 280G.	42
7.04	Exclusive Dealing	43
7.05	Financing Cooperation.	43
7.06	Confidentiality	46
7.07	Seller Release	46
7.08	Termination of Related Party Agreements	47
7.09	Consents	47
7.10	Resignation Letter	47

Article VIII COVENANTS OF THE PURCHASER		48
8.01	Access to Books and Records	48
8.02	Director, Manager and Officer Liability and Indemnification	48
8.03	Contact with Business Relations	49
8.04	Continuing Confidentiality	49
8.05	Payments to Certain Individuals	49
8.06	Access and Investigation	50
8.07	Financing.	50

Article IX TERMINATION		52
9.01	Termination	52
9.02	Effect of Termination	53
9.03	Reverse Termination Fee; Limitation on Liability	53

Article X ADDITIONAL AGREEMENTS AND COVENANTS		54
10.01	Acknowledgement by the Purchaser	54
10.02	Further Assurances	55
10.03	Governmental Consents.	55

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Page

Article XI SURVIVAL; INDEMNIFICATION		56
11.01	Survival	56
11.02	Indemnification of the Purchaser Indemnified Parties.	57
11.03	Grants	57
11.04	Indemnification Escrow Release	57
11.05	Exclusive Remedy	58

Article XII TAX MATTERS		58
12.01	Transfer Taxes	58
12.02	Cooperation on Tax Matters	58
12.03	Sections 336 and 338 of the Code	58
12.04	No Intermediary Transaction Tax Shelter	58

Article XIII MISCELLANEOUS		59
13.01	Press Releases and Communications	59
13.02	Expenses	59
13.03	Notices	59
13.04	Assignment	60
13.05	Severability	61
13.06	Construction	61
13.07	Amendment and Waiver	61
13.08	Complete Agreement	61
13.09	Third Party Beneficiaries	61
13.10	Counterparts	62
13.11	GOVERNING LAW; CHOICE OF LAW	62
13.12	Submission to Jurisdiction	62
13.13	WAIVER OF JURY TRIAL	63
13.14	Legal Representation	63
13.15	Non-Recourse Parties	64
13.16	Deliveries to the Purchaser	65
13.17	Conflict between Transaction Documents	65
13.18	Specific Performance	65
13.19	Relationship of the Parties	66
13.20	Guarantee	66

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SCHEDULES

Affiliated Transactions Schedule
Authorization Schedule
Brokerage Schedule
Capitalization Schedule
Compliance with Laws Schedule
Contracts Schedule
Covenants Exceptions Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Environmental Matters Schedule
Financial Statements Schedule
Governmental Consents Schedule
Governmental Consents Condition Schedule
Healthcare Matters Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
International Trade Compliance Schedule
Leased Real Property Schedule
Litigation Schedule
Owned Real Property Schedule
Payor Schedule
Permits Schedule
Permitted Liens Schedule
Purchase Price Allocation Schedule
Subsidiary Schedule
Suppliers Schedule
Taxes Schedule
Undisclosed Liabilities Schedule
Working Capital Schedule

EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Rules of Engagement for Valuation Firm
Exhibit C	-	Form of Company Closing Certificate
Exhibit D	-	Form of Purchaser Closing Certificate
Exhibit E	-	Form of Non-U.S. Real Property Holding Corporation Status

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 28, 2020, is made by and among (i) OEP AM, Inc., a Delaware corporation (the "Company"), (ii) Socrates, LLC, a Delaware limited liability company (the "Purchaser"), (iii) the Providence Service Corporation, a Delaware corporation ("Parent") and (iv) OEP AM Holdings, LLC, a Delaware limited liability company (the "Seller"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Company (the "Shares"); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

1.01     Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

"Accounting Principles" means GAAP as consistently applied by the Company and its Subsidiaries using the same accounting principles, practices, procedures, policies and methods in the preparation of the Audited Financial Statements; provided, that in the event of any conflict between GAAP and the application of such accounting principles, practices, procedures, policies and methods, GAAP shall control, except to the extent deviations from GAAP are specifically set forth in the rules and sample calculation set forth on the Working Capital Schedule.

"Action" means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Body, or any other arbitration, mediation or similar proceeding.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

"Agreement" is defined in the Preamble.

"Anticorruption Laws" is defined in Section 5.21(a).

"Audited Financial Statements" is defined in Section 5.05.

"Authorization Letters" is defined in Section 7.05(a)(vi).

"Authorized Representative" is defined in Section 7.02.

"Business Day" means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

"Capital Lease Obligation" means any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that is required to be capitalized pursuant to GAAP. Capital Lease Obligations shall include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases that are repaid at the Closing.

"Cash" means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, in each case calculated in accordance with the Accounting Principles, but excluding all outstanding security or similar deposits or other restricted cash, and net of (1) the aggregate amount of any Grants actually received by the Company or its Subsidiaries after the date hereof and (2) the amount of any checks written (but not yet cashed) by the Company or any of its Subsidiaries (other than, for the avoidance of doubt, any stale checks included in Indebtedness).

"Closing" is defined in Section 2.02.

"Closing Cash Proceeds" means (i) the Enterprise Value, plus (ii) the Designated Amount, minus (iii) the amount of Indebtedness outstanding as of the Measurement Time, plus (iv) the amount of Cash as of the Measurement Time, minus (v) the amount (if any) by which Closing Working Capital is less than Target Working Capital, minus (vi) all Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount, minus (viii) the Indemnification Escrow Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder. For the avoidance of doubt, if the Closing Working Capital is greater than the Target Working Capital, then Closing Working Capital shall be deemed to equal the Target Working Capital for purposes of calculating Closing Cash Proceeds.

"Closing Date" is defined in Section 2.02.

"Closing Statement" is defined in Section 2.04(b).

"Closing Working Capital" means Working Capital as of the Measurement Time.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" is defined in the Preamble.

"Company Counsel" is defined in Section 13.14.

"Company Documents" is defined in Section 5.03(a).

"Company Intellectual Property" is defined in Section 5.11(b).

"Company Owned Intellectual Property" means all Intellectual Property owned by the Company or any of its Subsidiaries, including all Registered Intellectual Property.

"Covered Employees" is defined in Section 5.22(a).

"COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

"COVID-19 Measures" means any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester or any other Laws, orders, directives, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) (the "CARES Act").

"D&O Tail Policies" is defined in Section 8.02(a).

"Debt Payoff Letter" as defined in Section 3.01(h).

"Delaware Law" means the Delaware General Corporation Law.

"Designated Amount" means $3,500,000.

"Disclosure Schedules" means the schedules accompanying Article IV and Article V.

"Electronic Delivery" is defined in Section 13.10.

"Enterprise Value" means five hundred and seventy-five million dollars ($575,000,000).

"Environmental Laws" means all Laws in effect on or prior to the Closing Date concerning pollution, protection of the environment, occupational safety and health, or exposure to Hazardous Substances, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes or petroleum.

"Equity Interests" is defined in Section 5.04(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

"Escrow Agreement" means an escrow agreement in the form of Exhibit A.

"Estimated Closing Cash Proceeds" is defined in Section 2.04(a).

"Financial Statements" is defined in Section 5.05.

"Financing Source Parties" means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

"Financing Sources" means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any related commitments to purchase the Financing or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Financing Commitments (and the related fee letters) or any such related commitments) relating thereto.

"Fraud" means, with respect to a Person, the knowing and intentional fraud of such Person in such Person's making of a representation or warranty contained in this Agreement or contained in any certificate delivered by such Person at Closing pursuant to this Agreement, with the actual knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty (affirmatively or by omissions) negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the intent of such Person of deceiving and inducing the party hereto to whom such representation and warranty was made to enter into or consummate the transactions contemplated by this Agreement and upon which such party hereto reasonably and justifiably relied (subject, for the avoidance of doubt, to Sections 8.06 and 10.01) to its detriment.

"Fundamental Representations" means the representations and warranties set forth in the first sentence of Section 4.01, Section 4.02, Section 4.03, Section 4.07, Section 5.01, Section 5.03(a), Section 5.04 and Section 5.18.

"GAAP" means United States generally accepted accounting principles.

"Governing Documents" means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of any such Person and (ii) all bylaws, voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements relating, in each case, to the organization or governance of such Person, or the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified.

"Governmental Body" means any federal, state, provincial, local, municipal, or other government, or governmental agency, department, bureau, office, commission, authority or regulatory body of competent jurisdiction.

"Governmental Health Program" means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, and state health programs (as defined therein).

“Grant” means any grant actually received by the Company from any Governmental Body under the CARES Act or similar Law.

"Hazardous Substances" means any material, substance, waste or other matter defined by or regulated under Environmental Laws as hazardous, toxic, a contaminant or a pollutant or regulated by any Governmental Body due to its hazardous or deleterious properties or characteristics, including but not limited to petroleum and petroleum byproduct and distillates, asbestos and asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radioactive substances, and per- and polyfluoroalkyl substances.

"Healthcare Laws" means all applicable healthcare Laws of any Governmental Body, or Governmental Health Program relating to the healthcare industry and applicable to the business of the Company, including but not limited to Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute), the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Physician Self-Referral Law (42 U.S.C. 1395nn), the Anti-Kickback Act of 1986, (41 U.S.C. §§ 51-580), the Federal False Claims Act, (31 U.S.C. §§ 3729-3733), the Federal Civil Monetary Penalties Law, (42 U.S.C. § 1320a-7a), the federal Exclusion Laws, (42 U.S.C. § 1320a-7), all applicable implementing regulations, any similar state or local Laws pertaining to the foregoing, and all other healthcare Laws applicable to the business of the Company and relating to the provision, administration, management and/or payment for healthcare or healthcare-related items, services, or facilities, participation in and the receipt of payment from Governmental Health Program and Payors, the corporate practice of medicine, institutional and professional licensure, prescription drug and controlled substance sale, use, distribution, dispensing, marketing and security, refunds and overpayments, unprofessional conduct or fee-splitting, kickbacks, rebates, inducements, referrals, and billing and submission of false or fraudulent claims.

"HIPAA" means the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), the implementing regulations at 45 C.F.R. Parts 160-164, each as may be amended from time to time.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Income Tax Return" means any Tax Return with respect to Income Taxes.

"Income Taxes" means the United States federal income Tax and any United States state or local or non-U.S. net income Tax or any franchise or business profits Tax incurred in lieu of a Tax on net income.

"Indebtedness" means, without duplication, as of any particular time: (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitments and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities (including any surety, performance, or similar bonds or letters of credit (in each case, solely to the extent drawn)) and any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitments and other fees, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing; (iii) liabilities of the Company and its Subsidiaries in respect of the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business; (iv) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (v) any deferred purchase price liabilities or other outstanding monetary liabilities of the Company or its Subsidiaries related to past acquisitions, net of any indemnification payments that have been finally determined to be due and owing to the Company or its Subsidiaries; (vi) unpaid sponsor, management, monitoring, transaction or similar fees, indemnities and expenses payable to OEP Capital Advisors, L.P. or its Affiliates for which the Company or its Subsidiaries are liable, including pursuant to the Management Agreement; (vii) any "success fees", retention, change of control or similar bonuses, in each case, outstanding or payable to employees or former employees of the Company or any of its Subsidiaries at or in connection with the Closing arising solely from or otherwise triggered solely by the Closing of the transactions contemplated hereby (excluding any bonuses or other consideration payable to any employee due to actions or decisions made by the Purchaser at or after the Closing and including, with regard to this clause (vii), the employer portion of any associated payroll or withholding Taxes; (viii) all liabilities payable or owed to any current or former employee, officer or director of the Company or its Subsidiaries for any severance or deferred compensation and any liability in respect of accrued but unpaid bonuses or commissions for any prior fiscal year and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing; (ix) any Capital Lease Obligations; (x) any union obligation balance liabilities of the Company or its Subsidiaries for accrued salary, wages or other compensation in connection with retroactive wage adjustments, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing, in each case, as of the Closing, net of: (A) $975,000 of deferrals obligations as a result of COVID-19; and (B) the normalized adjusted union obligation of $2,732,399; (xi) any outstanding accounts payable of the Company or its Subsidiaries that are more than 90 days past the applicable due date; (xii) all liabilities of the Company or its Subsidiaries under securitization or receivables factoring arrangements or transactions; (xiii) the amount of any loan or financial assistance (other than any Grant) or deferred payments, liabilities or obligations of the Company or its Subsidiaries provided by or permitted by any Governmental Body or labor union as a result of COVID-19; (xiv) the amount of any payroll Taxes of the Company or its Subsidiaries deferred pursuant to the CARES Act or the amount of any union obligations deferred as a result of COVID-19; (xv) any stale checks of the Company and its Subsidiaries (in each case determined in accordance with GAAP, and including any stale checks characterized as “unclaimed property” on the Company’s balance sheet); (xvi) all obligations of the type referred to in clauses (i) through (xv) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantees of such obligations (including in connection with any customer contracts, proposals or otherwise and including, in each case, any interest accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); and (xvii) all Unpaid Pre-Closing Income Taxes; provided, that "Indebtedness" shall not include any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company; provided, further, that any payroll or employment Taxes included in Indebtedness shall not include social security Taxes payable with respect to the recipients of such payments who are employees of the Company or its Subsidiaries whose total compensation that would be payable to them by the Company or such Subsidiary during the calendar year in which the Closing occurs (assuming all such recipients remained employed by the Company or such Subsidiary for the entire year) is anticipated to be in excess of the social security wage base for the calendar year in which the Closing occurs).

"Indemnification Escrow Account" is defined in Section 2.03(d).

"Indemnification Escrow Amount" means $7,300,000.

"Indemnification Escrow Funds" means the amount of cash held from time to time by the Escrow Agent in the Indemnification Escrow Account pursuant to the Escrow Agreement.

"Insurance Policies" is defined in Section 5.15.

"Intellectual Property" means all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing (collectively "Trademarks"); (iii) copyrights and all works of authorship (whether or not copyrightable); (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know-how and technologies, and inventions and all improvements thereto; and (vi) intellectual property rights in computer software (including source code, executable code, data and databases).

"IRS" means the United States Internal Revenue Service.

"IT Systems" means all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including data, databases and hardware) and related content used to process, store, maintain and operate data, information and functions used in connection with the operation of the Company's and its Subsidiaries' businesses and owned or controlled by the Company.

"K&E LLP" is defined in Section 13.14.

"knowledge" means, with respect to the Company, the actual knowledge, after reasonable due inquiry, of David P. Middleton, James J. Caruso, Evan Kaplan and Seth Shapiro.

"Latest Balance Sheet" is defined in Section 5.05.

"Law" means any law, statute, code, rule, regulation, common law, ordinance, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

"Lease" is defined in Section 5.08(b).

"Leased Real Property" is defined in Section 5.08(b).

"Liens" means liens, security interests, charges, encumbrances, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal or similar restriction (including any restriction on transfer), as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Losses" is defined in Section 11.02.

"Management Agreement" means that certain letter agreement, dated as of February 9, 2016, by and between AM Intermediate Holdco, Inc. and OEP Capital Advisors, L.P.

"Material Adverse Change" means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, has or would reasonably be expected to (A) prevent, materially impair or materially delay the ability of the Seller or the Company to consummate any of the transactions contemplated by this Agreement or the Company Documents or (B) be materially adverse to the condition (financial or otherwise), assets, properties business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude (with respect to the foregoing clause (B) only) any event, change, circumstance, occurrence, effect, result or state of facts to the extent attributable to: (i) any change in any Law initially proposed after the date hereof; (ii) any change in interest rates, credit markets, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources or chemicals); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement of the transactions contemplated by this Agreement and the other agreements referenced herein (but, for the avoidance of doubt, not the consummation of the transactions); (v) any action taken by or at the written request of the Purchaser or any of its Affiliates; (vi) any national or international political event or occurrence, including acts of war or terrorism; (vii) any natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other acts of God; (viii) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued after the date hereof by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, "sheltering-in-place," curfews or other restrictions that arise directly out of, an epidemic, pandemic or disease outbreak (including COVID-19); (ix) any political or social conditions, civil unrest, protests, public demonstrations occurring after the date hereof and the response of any Governmental Body thereto or any escalation or worsening thereof; or (x)  any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (x) shall not prevent a determination that any event, change, circumstance, occurrence, effect, result or state of facts underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such event, change, circumstance, occurrence, effect, result or state of facts is not otherwise excluded from this definition of Material Adverse Change)); except to the extent that, in the case of the foregoing clauses (i), (ii), (iii), , (vi), (vii), (viii) and (ix) of this clause (B), such event, change, circumstance, occurrence, effect, result or state of facts disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry and in the markets in which the Company and its Subsidiaries operate.

"Material Permit" is defined in Section 5.19.

"Measurement Time" means immediately prior to the Closing.

"Non-Disclosure Agreement" is defined in Section 8.04.

"Non-Recourse Party" means, with respect to a party, any of such party's former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, advisor, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

"Objection Notice" is defined in Section 2.04(e).

"Off-the-Shelf Software Licenses" is defined in Section 5.10(a)(x)(A).

"Outside Date" is defined in Section 9.01(c).

"Parent" is defined in the Preamble.

"Parent Credit Facility" means the Amended and Restated Credit and Guaranty Agreement, dated as of August 2, 2013, among Parent, as the borrower, certain domestic subsidiaries of the Parent as Guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, as amended, modified and supplemented from time to time including, for the avoidance of doubt, the Parent Credit Facility Amendment, if any.

"Parent Credit Facility Amendment" means an amendment, modification or consent under the Parent Credit Facility, by and among Parent, as borrower, the lenders party to the Parent Credit Facility constituting "Required Lenders" thereunder and Bank of America, N.A., as Administrative Agent thereunder in order to permit the transactions contemplated by this Agreement.

"Payoff Indebtedness" is defined in Section 2.03(b).

"Payor" means any Governmental Health Program, commercial payors administering Governmental Health Programs (e.g., Medicare Advantage), and all other healthcare service plans, health maintenance organizations, health insurers and other private and commercial payors.

"Pension Plans" is defined in Section 5.14(a).

"Permit" means any approvals, authorizations, consents, licenses, permits, registrations, qualifications, waivers, concessions, exemptions or certificates of a Governmental Body, including all Medicare and Medicaid provider or supplier numbers, certificates of need or public convenience, and similar licenses and certifications legally required to be held by the Company and issued by any Governmental Body with appropriate jurisdiction over such matters applicable to the business of the Company.

"Permitted Liens" means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) statutory Liens for current Taxes not yet delinquent or which are being contested; (iii) landlord's, mechanic's, materialmen's, and other similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Company's and its Subsidiaries' books in accordance with GAAP; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not individually or in the aggregate, materially impair the continued use or occupancy of such real property or the operation of the business of the Company and its Subsidiaries as presently conducted; and (vii) easements, rights, covenants, conditions and restrictions of record not interfering materially with the ordinary conduct of the business of the Company and its Subsidiaries or detracting materially from the use, occupancy or marketability of title of the assets subject thereto, (viii) Liens arising in the ordinary course of business (including customer return rights, warranty claims, rebates, refunds and other discounts to customers) and not incurred in connection with the borrowing of money, (ix) Liens that will be terminated in connection with or prior to the Closing and (x) licenses of Intellectual Property.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

"Personal Information" means any information that identifies a specific natural person, including: (a) a natural person's first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords and (b) any information pertaining to an individual that is regulated or protected by one or more applicable Laws.

"Plans" is defined in Section 5.14(a).

"Pre-Closing Covenants" is defined in Section 11.01.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

"Privacy Agreements" is defined in Section 5.20(c).

"Privacy Consents" is defined in Section 5.20(c).

"Privacy Laws" means all applicable Laws concerning the privacy, protection, storage, access, use, disclosure and/or security of Personal Information or other individually identifiable information including, without limitation, the Information Blocking Rules, state data breach notification Laws, state health information protection Laws, state social security number protection Laws, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, and state consumer protection Laws.

"Privileged Materials" is defined in Section 13.14.

"Privileges" is defined in Section 13.14.

"Purchase Price Adjustment Escrow Account" is defined in Section 2.03(e).

"Purchase Price Adjustment Escrow Amount" means $3,750,000.

"Purchase Price Adjustment Escrow Funds" means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

"Purchaser" is defined in the Preamble.

"Purchaser Adjustment Amount" is defined in Section 2.04(h)(i).

"Purchaser Documents" is defined in Section 6.01.

"Purchaser Indemnified Parties" is defined in Section 11.02.

"Purchaser Payments" is defined in Section 7.03(b).

"R&W Insurance Policy" means that certain representation and warranty insurance policy issued by AXA XL Insurance (together with the related excess policies issued by Liberty Surplus Insurance Corporation and National Fire & Marine Insurance Company),with respect to the representations and warranties of the Company under this Agreement purchased by the Purchaser in connection with this Agreement, as amended from time to time.

"Registered Intellectual Property" is defined in Section 5.11(a).

"Related Party" with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general or limited partner or managing member of such Affiliate; (ii) any Person who serves or since July 1, 2017, has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person.

"Representatives" means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

"Schedule" means a schedule of the Disclosure Schedules.

"Section 280G Payments" is defined in Section 7.03(a).

"Securities Act" is defined in Section 7.05(a)(iii).

"Seller" is defined in the Preamble.

"Seller Adjustment Amount" is defined in Section 2.04(h)(ii).

"Straddle Period" means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

"Target Working Capital" means $50,363,173.

"Tax" means any United States, federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, alternative minimum, escheat, unclaimed property, estimated or other similar tax, including any interest, penalty or addition thereto.

"Tax Proceeding" means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the IRS or any other taxing authority.

"Tax Returns" means any return, claims for refund, report, information return or other document (including schedules) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax.

"Third-Party Transaction" is defined in Section 7.04.

"Transaction Expenses" means, without duplication of any amount included in Indebtedness or Working Capital, to the extent not paid prior to the Closing, the amount of all fees, costs and expenses incurred by or on behalf of the Company or its Subsidiaries or any Person that the Company or its Subsidiaries pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Seller any equity holder of a Seller) in connection with this Agreement, including: (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including all brokers', finders' or similar fees in connection with the transactions contemplated hereby); (ii) any fees or expenses associated with obtaining any consents or waivers from third parties in connection with the transactions contemplated hereby or satisfying any closing deliverables of the Seller or the Company, including obtaining the release and termination of any Liens; (iii) the amount of any change of control, retention, or similar bonus that becomes payable to any director, officer, employee or individual independent contractor of the Company or its Subsidiaries upon or by reason of, the consummation of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any "double trigger" or similar severance payments or benefits provided under any employment agreements, service agreements, or similar agreements that become payable as a result of actions taken by the Purchaser on or following the Closing); (iv) the employer portion of any payroll or employment Taxes associated with any payments made pursuant to clause (iii); provided, that such Taxes shall not include social security Taxes payable with respect to the recipients of such payments who are employees of the Company or its Subsidiaries whose total compensation that would be payable to them by the Company or such Subsidiary during the calendar year in which the Closing occurs (assuming all such recipients remained employed by the Company or such Subsidiary for the entire year) is anticipated to be in excess of the social security wage base for the calendar year in which the Closing occurs; (v) 50% of any costs and expenses incurred in respect of the D&O Tail Policy; (vi) 50% of any Transfer Taxes; and (vii) the amount of any termination fee that becomes payable by the Company or its Subsidiaries pursuant to any franchise agreement of the Company or its Subsidiaries as a result of the Closing. Notwithstanding the foregoing, "Transaction Expenses" will exclude all costs, fees and expenses and payment obligations to the extent included in Indebtedness or the Closing Working Capital.

"Transfer Taxes" is defined in Section 12.01.

"Unpaid Pre-Closing Income Taxes" means the amount, which may not be less than zero, of accrued but unpaid Income Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods as of the Closing Date and for which the Company and its Subsidiaries have not filed an original Tax Return for such Pre-Closing Tax Period, determined, (a) for purposes of Income Taxes for the period ending on the Closing Date, by taking into account the transactions contemplated by this Agreement, (b) by excluding any liabilities for accruals or reserves established, or required to be established, under GAAP methodologies for contingent Taxes or with respect to uncertain Tax positions, (c) by excluding any Income Taxes attributable to (i) any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser or any of its Affiliates in connection with the transactions contemplated hereby or (ii) any action taken by Purchaser or any of its Affiliates (including the Company and its Subsidiaries) on the Closing Date after the Closing outside the ordinary course of business unless otherwise contemplated by this Agreement, (d) in accordance with past practices (including reporting positions, jurisdictions, elections and Tax accounting methods) of the Company and its Subsidiaries in preparing their Tax Returns except to the extent otherwise required by applicable Law, (e) by excluding any deferred Tax assets and liabilities and (f) by taking into account any applicable estimated Income Tax payments or overpayments made on or prior to the Closing Date.

"Valuation Firm" is defined in Section 2.04(e).

"Waived Benefits" is defined in Section 7.03(a).

"WARN" means the Worker Adjustment and Retraining Notification Act, as amended.

"Welfare Plans" is defined in Section 5.14(a).

"Working Capital" means (i) the sum of only those specific line items designated as "current assets" on the Working Capital Schedule, minus (ii) the sum of only those specific line items designated as "current liabilities" on the Working Capital Schedule, in each case, for the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles and subject to the specific adjustments set forth on the Working Capital Schedule. For the avoidance of doubt, Working Capital shall exclude any and all Cash, Indebtedness, Transaction Expenses, Income Taxes and any deferred Tax assets and deferred Tax liabilities. The Working Capital Schedule sets forth an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital), as of 11:59 p.m. Eastern Time on July 31, 2020. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.

1.02     Other Definitional Provisions.

(a)     Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)     "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c)     Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d)     "Including," etc. The term "including," "includes" and terms of similar import have the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation".

(e)     Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f)     "Or". The word "or" is not exclusive.

(g)     "To the extent". The phrase "to the extent" means the degree by which, and not "if."

(h)    Internal References. References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(i)      Gender. References herein to any gender shall include each other gender.

(j)     Heirs, Executors, etc. References herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(k)     Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l)    Time Period. With respect to the determination of any period of time, the word "from" or "since" means "from and including" or "since and including," as applicable, and the words "to" and "until" each means "to but excluding".

(m)     Contract. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(n)     Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(o)     Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p)     "Dollar," etc. The terms "dollars" or "$" mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.

Article II

PURCHASE AND SALE OF THE SHARES

2.01     Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Shares, free and clear of all Liens other than Liens arising under applicable securities Laws and the Company's Governing Documents.

2.02     The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. Eastern Time on the third Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the full satisfaction or due waiver of those conditions at Closing) or on such other date as is mutually agreed in writing by the Purchaser and the Company; provided, that the Closing shall not occur earlier than the date that is ninety (90) days following the date hereof without the prior written consent of Purchaser. The date of the Closing is referred to herein as the "Closing Date".

2.03     The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(a)     the Purchaser shall deliver, or cause to be delivered, to the Seller, an amount equal to the Estimated Closing Cash Proceeds, by wire transfer of immediately available funds to the account(s) designated by the Seller;

(b)     the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Schedule (the "Payoff Indebtedness") by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness pursuant to and in accordance with the Debt Payoff Letters;

(c)     the Purchaser shall pay, or cause to be paid, on behalf of the Company, all Transaction Expenses to each Person who is owed a portion thereof; provided that all compensatory payments to the Company's or its Subsidiaries' employees shall be made through payroll on the first payroll date following the Closing;

(d)     the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the "Purchase Price Adjustment Escrow Account") established pursuant to the terms of the Escrow Agreement;

(e)     the Purchaser shall deliver the Indemnification Escrow Amount to the Escrow Agent for deposit into an escrow account (the "Indemnification Escrow Account") established pursuant to the terms of the Escrow Agreement; and

(f)     the parties hereto shall make such other deliveries as are required by Article III.

2.04     Closing Cash Proceeds Adjustment.

(a)     At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a statement setting forth its good faith estimate of the Closing Cash Proceeds (the "Estimated Closing Cash Proceeds"), including each of the components thereof, based on the Company's and its Subsidiaries' books and records and other information then available and in accordance with the Accounting Principles and the Working Capital Schedule. Following delivery of the Company's calculation of the Estimated Closing Cash Proceeds, to the extent reasonably requested by the Purchaser, the Company shall make available to the Purchaser supporting documentation used in preparing the Estimated Closing Cash Proceeds and the Company shall consider any reasonable comments provided by the Purchaser in good faith based on the Purchaser's review of the Estimated Closing Cash Proceeds and such documentation, provided, that if there is a dispute over the Estimated Closing Cash Proceeds, the Estimated Closing Cash Proceeds delivered by the Company shall govern and the obligation of the Company to consider such reasonable comments of the Purchaser regarding the Estimated Closing Cash Proceeds shall in no event require that the Company revise its calculation of the Estimated Closing Cash Proceeds or that the contemplated Closing Date be postponed or otherwise delayed.

(b)     As promptly as practicable after the Closing, but in no event later than seventy-five (75) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the "Closing Statement") setting forth the Purchaser's good faith calculation of the Closing Cash Proceeds, including each of the components thereof, in each case in accordance with the definitions thereof.

(c)     The calculation of the Estimated Closing Cash Proceeds and the Closing Statement shall be prepared, and Cash and the Closing Working Capital (subject to the specific adjustments set forth on the Working Capital Schedule) shall be determined, in accordance with the Accounting Principles and, except for Transaction Expenses, without giving effect to the transactions contemplated hereby.

(d)     The post-Closing purchase price adjustment as set forth in this Section 2.04 shall (1) exclude the impact of any actions taken or omitted by Purchaser following the Closing, (2) shall not reflect changes in assets or liabilities as a result of purchase accounting adjustments and (3) shall be based on facts and circumstances as they exist on or prior to Closing.

(e)     Until the date that is forty-five (45) days after the Seller's receipt of the Closing Statement, the Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall (i) permit the Seller and its Representatives to have reasonable access, during normal business hours, to the financial books, records and other documents (including workpapers, schedules, financial statements, memoranda, etc.) of the Company and its Subsidiaries pertaining to or used in connection with the preparation of the Closing Statement and the Purchaser's calculation of the Closing Cash Proceeds and provide the Seller with copies thereof (as reasonably requested by the Seller) and (ii) provide the Seller and its representatives reasonable access to the Purchaser's and its Subsidiaries' (including the Company's and its Subsidiaries') employees and advisors (including making the Company's and its Subsidiaries' chief financial officer and accountants available to respond to reasonable written or oral inquiries of the Seller or its representatives); provided, that neither the Company nor any of its Subsidiaries shall be required to provide such access to the extent doing so would reasonably be expected to (A) result in the waiver of any attorney-client privilege or other legal privilege (provided, further, that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not waive or violate such privilege) or (B) contravene any applicable contracts or Laws. If the Seller disagrees with any part of the Purchaser's calculation of the Closing Cash Proceeds as set forth on the Closing Statement, the Seller shall, within forty-five (45) days after the Seller's receipt of the Closing Statement, notify the Purchaser in writing of such disagreement by setting forth the Seller's calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an "Objection Notice"). Any items not specifically identified in the Objection Notice as being in dispute shall be deemed final and conclusive and binding upon all parties in all respects. Any Objection Notice may reference only disagreements based on mathematical errors or based on amounts of Cash, Indebtedness, Transaction Expenses or Working Capital as reflected on the Closing Statement not being calculated or prepared in accordance with this Agreement and the Accounting Principles (if applicable). If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. The Purchaser and the Seller acknowledge and agree that all discussions related to the Objection Notice are without prejudice communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. In the event that the Purchaser and the Seller are unable to resolve all such disagreements within thirty (30) days after the Purchaser's receipt of such Objection Notice or such longer period as the Purchaser and the Seller may mutually agree in writing, the Purchaser and the Seller shall submit such remaining disagreements to the purchase price disputes group of AlixPartners, or, if such firm refuses or is otherwise unable to act in such capacity, a nationally-recognized valuation or accounting firm as is acceptable to the Purchaser and the Seller (the "Valuation Firm") (provided any such valuation firm has a division or group devoted to settling purchase price disputes).

(f)     The Valuation Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. The Purchaser and the Seller shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Valuation Firm shall consider only those line items and amounts in the Purchaser's and the Seller's respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are in the Objection Notice and identified as being line items and amounts to which the Purchaser and the Seller have been unable to agree. In resolving any disputed line item, the Valuation Firm may not assign a value to any line item in dispute other than either (A) the Purchaser's proposed value for such disputed line item as set forth in the Closing Statement, or (B) the Seller's proposed value for such disputed line item as set forth in the Objection Notice (i.e., a "baseball arbitration"), based on whether the Purchaser's or the Seller's proposed value of such disputed line item is closer to the Valuation Firm's own calculations for such disputed line item. Except as permitted on Exhibit B hereto in order to clarify or understand any position or argument made by a party in a written submission, the Valuation Firm's determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written presentations submitted by the Purchaser and the Seller which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(g)     The costs and expenses of the Valuation Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Purchaser, on one hand, the Seller, on the other hand, based upon the percentage which the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if the Purchaser claims the Closing Cash Proceeds are one thousand dollars ($1,000) less than the amount determined by the Seller, and the Seller contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Seller and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Valuation Firm's determination of the Closing Cash Proceeds, (i) the Purchaser, on the one hand, and the Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Valuation Firm and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and the Seller, on the other hand. In connection with the Valuation Firm's determination of the Closing Cash Proceeds, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.04(g), and taking into account all fees and expenses already paid by each of the Purchaser, on the one hand, and the Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and the Seller, which such determination shall be conclusive and binding upon the parties hereto.

(h)     Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 2.04:

(i)     if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are less than the Estimated Closing Cash Proceeds, then the Purchaser and the Seller shall cause the Escrow Agent to: (A) pay to the Purchaser solely and exclusively from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the "Purchaser Adjustment Amount") equal to such deficiency; and (B), if the Purchaser Adjustment Amount is less than the amount of the Purchase Price Adjustment Escrow Funds, following payment to Purchaser of the amount required pursuant to clause (A), pay to the Seller, an amount equal to the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii)     if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are greater than the Estimated Closing Cash Proceeds, then the Purchaser and the Seller shall cause the Escrow Agent to: (A) pay to the Seller solely and exclusively from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the "Seller Adjustment Amount") equal to such deficiency, and (B) pay to the Purchaser an amount equal to the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Seller Adjustment Amount.

(i)     All payments to be made pursuant to Section 2.04(h) shall (x) be treated by all parties for Tax purposes as adjustments to the purchase price to the extent permitted by applicable Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Seller, as applicable. Each party hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 2.04(h) shall be the sole and exclusive remedy of such party for any and all claims arising under this Agreement with respect to this Section 2.04.

2.05     Withholding. The Purchaser and its agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person in such amounts as the Purchaser or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law. The Purchaser or such other Person shall use commercially reasonable efforts to provide the Seller with notice as soon as reasonably practicable, but in any event at least five (5) Business Days, prior to withholding any amounts pursuant to this Section 2.05, and shall work in good faith with the Seller to minimize any such withheld amounts. To the extent that amounts are so withheld and are timely paid over to the applicable Tax authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

CONDITIONS TO CLOSING

3.01     Conditions to the Purchaser's Obligation. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:

(a)     the representations and warranties set forth in Article IV and Article V (other than the Fundamental Representations) shall be true and correct as of the Closing Date as if made on the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to materiality (including the word "material" or "Material Adverse Change" set forth therein)) does not constitute a Material Adverse Change, and (ii) for those representations and warranties which are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date (without giving effect to any limitation or qualification as to materiality (including the word "material" or "Material Adverse Change" set forth therein)) did not constitute a Material Adverse Change;

(b)     the Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as if made on the Closing Date, except for those Fundamental Representations which expressly relate to an earlier date (in which case such Fundamental Representations shall have been true and correct in all respects, except for de minimis inaccuracies, as of such earlier date);

(c)     the Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(d)     the Company shall have delivered to the Purchaser a certificate signed by an officer of the Company in the form of Exhibit C, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a), 3.01(b), and 3.01(c) have been satisfied;

(e)     the Escrow Agreement shall have been executed by the Escrow Agent and the Seller and shall have been delivered to the Purchaser;

(f)     there shall not have occurred a Material Adverse Change since the date hereof;

(g)     the Seller shall have delivered to the Purchaser a payoff letter duly executed by each holder of Payoff Indebtedness, each in customary form and substance, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Liens in connection therewith shall be released; and (iii) the payee shall take all actions reasonably requested by the Purchaser to evidence and record such discharge and release as promptly as practicable; (each such payoff letter, a "Debt Payoff Letter");

(h)     the Company shall have delivered to the Purchaser evidence that the Management Agreement and the other contracts and agreements set forth on the Affiliated Transactions Schedule have been terminated in full with no further obligations or liabilities of the Company or any of its Subsidiaries;

(i)     the approvals and waiting periods that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Condition Schedule shall have been received and remain in effect (in the case of approvals) or expired, been waived or been terminated, as applicable;

(j)     the Company shall have delivered to the Purchaser a certificate, substantially in the form of Exhibit E, pursuant to Treasury Regulations section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code; and

(k)     the Company shall have taken all necessary steps to cause the stock certificates representing the Shares to be delivered to the Purchaser promptly following the Closing on the Closing Date, accompanied by duly executed stock powers duly endorsed in blank in proper form for transfer.

3.02     Conditions to the Company's and the Seller's Obligations. The obligations of each of the Company and the Seller to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:

(a)     the representations and warranties set forth in Article VI shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date;

(b)     the Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)     the Purchaser shall have delivered to the Company and the Seller a certificate signed by an officer of the Purchaser in the form of Exhibit D, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied; and

(d)     the Escrow Agreement shall have been executed by the Escrow Agent and the Purchaser and shall have been delivered to the Seller.

3.03     Conditions to All Parties' Obligations. The obligation of each of the Company, the Seller and the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(a)     any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Company Documents shall have expired or shall have been terminated; and

(b)     no Law or final, binding and non-appealable injunction, order, judgment, decision, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body after the date hereof restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby.

3.04     Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 3.01, 3.02 or 3.03, as the case may be, if such failure was caused primarily by such party's material breach of any provision of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements in this Article IV are true and correct, except as set forth in the Disclosure Schedules.

4.01     Organization and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and operate its properties and carry on its business as presently conducted.

4.02     Authority, Validity and Effect. The Seller has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and each of the Company Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby, and this Agreement has been, and each of the Company Documents to which the Seller will be a party will be, duly executed and delivered by the Seller pursuant to all necessary corporate authorization and is or will be the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity. This Agreement, each Company Document to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all required action on the part of the Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby or thereby.

4.03     Title to Shares. The Seller legally and beneficially owns the Shares and, at the Closing, the Seller shall deliver to the Purchaser good and valid title to the Shares, free and clear of all Liens other than Liens arising under applicable securities Laws and the Company's Governing Documents. The Seller has the right, authority and power to sell, assign and transfer the Shares to the Purchaser. Upon delivery to the Purchaser of certificates for the Shares at the Closing and the Purchaser’s payment of the Estimated Closing Cash Proceeds, the Purchaser shall acquire good, valid and marketable title to the Shares, free and clear of any Liens other than Liens arising under applicable securities Laws and the Company’s Governing Documents.

4.04     No Violation. The execution, delivery and performance by the Seller of this Agreement and each of the Company Documents to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or violate the Governing Documents of the Seller; (b) conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to any contract to which the Seller is bound, or result in the creation of any Lien on any of the Shares, other than Liens arising under applicable securities Laws; except, with respect to the foregoing clause (c) only, as would not prohibit or materially impair or materially delay the Seller’s ability to consummate the transactions contemplated hereby.

4.05     Governmental Bodies; Consents. Except as set forth on the Governmental Consents Schedule, the Seller is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or any Company Document by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby. No consent, approval, order, permit or authorization of any Governmental Body is required to be obtained by the Seller in connection with the execution, delivery and performance of this Agreement or any Company Document to which it will be a party or in connection with the consummation of the transactions contemplated hereby or thereby.

4.06     Litigation. There are no Actions pending or, to the knowledge of the Seller, threatened against or affecting the Seller at law or in equity, or before or by any Governmental Body, which would adversely affect the Seller's performance under this Agreement, the other Company Documents to which the Seller will be a party or the consummation by the Seller of the transactions contemplated hereby or thereby.

4.07     Brokerage. Except as set forth on the Brokerage Schedule (which fees, if any, are Transaction Expenses to the extent unpaid at the Closing Date), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Company Documents based on any arrangement or agreement made by or on behalf of the Seller.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article V are true and correct, except as set forth in the Disclosure Schedules.

5.01     Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Company Document to which it will be a party and to perform its obligations hereunder and thereunder. The Company is qualified to do business and is in good standing (or the equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires the Company to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change. The Company has heretofore furnished to Purchaser complete and correct copies of the Governing Documents for the Company and each of its Subsidiaries, each as amended to date, and such documents are in full force and effect.

5.02     Subsidiaries. Except as set forth on the Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for stock, partnership interest or joint venture interest or other equity interest in any Person, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person. Except as set forth on the Subsidiary Schedule, the Company owns, directly or indirectly, of record and beneficially, all capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Liens arising under applicable securities Laws and Liens that will be terminated at or prior to the Closing), and all such capital stock and other equity interests have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Company's Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company's Subsidiaries has all requisite corporate or limited liability company power and authority, as applicable, to own and operate its properties and to carry on its businesses as now conducted. Each of the Company's Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.03     Authorization; No Breach.

(a)     The Company has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the "Company Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.

(b)     Except as set forth on the Governmental Consents Schedule or the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Company's or any of its Subsidiaries' certificate of incorporation or formation, bylaws, limited liability company agreement or other organizational documents, (ii) any contract to which the Company or any of its Subsidiaries is bound or affected, (iii) any outstanding judgment, order, injunction, writ or decree applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject, except, in the case of the foregoing clauses (i) (with respect to breaches of the organizational documents of the Subsidiaries of the Company only) and (ii), as would not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

5.04     Capitalization.

(a)     As of the date hereof, the Shares consist of 1,000 shares of common stock of the Company, all of which are held of record and owned beneficially by the Seller. The Capitalization Schedule sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. All of the Shares and other authorized capital stock or other equity or ownership interests of the Subsidiaries of the Company have been duly authorized, validly issued and are fully paid and non-assessable. All of the Shares and other issued capital stock or other equity or ownership interests of the Subsidiaries of the Company have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws.

(b)     Except for the Shares and except as set forth on the Capitalization Schedule, there are no outstanding (i) shares of capital stock or other equity, voting or ownership interests in the Company or its Subsidiaries, (ii) options, warrants, rights to subscribe to, purchase rights, calls, puts, pledges, contracts or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any securities of the Company or its Subsidiaries or (iii) any stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right containing any equity features of the Company or its Subsidiaries ((i)-(iii) collectively, "Equity Interests"), or contracts, commitments, understandings or arrangements of any character whatsoever, by which the Company or any of its Subsidiaries is or may become bound to issue additional Equity Interests.

(c)     Except as set forth on the Capitalization Schedule, there are no securities or rights of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise transfer or acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth on the Capitalization Schedule, neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other obligations of any kind, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of any of the Company or any of its Subsidiaries on any matter. Except as set forth on the Capitalization Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of capital stock or other equity interests of the Company or any of its Subsidiaries. No equity securities of the Company or any of its Subsidiaries have been issued in violation of any contracts, commitments, memorandums, understandings or arrangements under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational or governing documents of the Company or any of its Subsidiaries or any contract to which the Company or any its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

5.05     Financial Statements. Attached to the Financial Statements Schedule are true, complete and correct copies of: (a) the Company's unaudited consolidated balance sheet as of June 30, 2020 (the "Latest Balance Sheet") and the related statement of income for the six (6) month period then ended, and (b) the Company's audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 2019 and December 31, 2018(the "Audited Financial Statements" and, collectively with the Latest Balance Sheet, the "Financial Statements"), together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors. The Financial Statements have been based upon and consistent with the information contained in the Company's and its Subsidiaries' books and records, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial condition, cash flows and results of operations of the Company's and its Subsidiaries as of the times and for the periods referred to therein, subject (i) in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal year-end adjustments, and (ii) in the case of all such Financial Statements, such other exceptions to GAAP as are set forth on the Financial Statements Schedule.

5.06     Absence of Undisclosed Liabilities. Except as set forth on the Undisclosed Liabilities Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, other than (a) liabilities or obligations that are fully taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 2.04, (b) liabilities or obligations adequately accrued or reserved against on the Latest Balance Sheet or disclosed in the notes thereof or in the notes to the other Financial Statements, (c) liabilities or obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice and that are not material to the Company or its Subsidiaries (none of which is a liability for breach of contract, tort, violation of law, infringement or misappropriation); or (d) material liabilities or obligations arising in the ordinary course under executory contracts and commitments described on the Contracts Schedule or under executory contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on the Contracts Schedule pursuant to Section 5.10, in each case, that are not a result of any breach or other conduct of the Company or its Subsidiaries.

5.07     No Material Adverse Change; Absence of Certain Developments.

(a)     Since December 31, 2019, there has not been any Material Adverse Change.

(b)     Except as set forth on the Developments Schedule, since December 31, 2019, neither the Company nor any of its Subsidiaries has engaged in any material transaction that was not in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule, since December 31, 2019, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01(b) if it had been taken after the date hereof and prior to the Closing Date.

(c)     Except as set forth on the Developments Schedule, since December 31, 2019, neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance.

5.08     Title to Properties.

(a)     The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the tangible personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property has been maintained in accordance with generally accepted industry practice, is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course and is adequate for the uses to which it is put. The assets owned, licensed or leased by the Company and its Subsidiaries, or to which the Company and its Subsidiaries have sufficient rights, constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.

(b)     The Leased Real Property Schedule contains a list of all real property leased by the Company and its Subsidiaries (the "Leased Real Property"). The Company has delivered to the Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a "Lease"). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it as to the Company or any of its Subsidiary party to the Lease, and to the Company's knowledge, as to the other parties thereto (in accordance with the terms of such Leases, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of the parties thereto generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)); (ii) neither the Company nor any of its Subsidiaries has received written notice of any material defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to the Company's knowledge, are there any material defaults by the lessor thereof; and (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Company's knowledge, any other party thereto. There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property. There are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings included in Leased Real Property are adequately maintained and are in good operating condition and repair, and subject to normal wear and tear, for the requirements of the business of the Company and its Subsidiaries as currently conducted. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of Seller or the Company, has any such condemnation, expropriation or taking been proposed.

(c)     Neither the Company nor any of its Subsidiaries owns any real property.

5.09     Tax Matters. Except as set forth on the Taxes Schedule: (a) the Company and its Subsidiaries have filed all Income Tax Returns and all other material Tax Returns that are required to be filed by them, (b) all Income Taxes and other material Taxes due and owing by the Company and its Subsidiaries have been fully paid or properly accrued, except to the extent of the reserve established by the Company and its Subsidiaries for uncertain Tax positions set forth on their books in accordance with GAAP; (c) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued; (d) no claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation or required to file Tax Returns by that jurisdiction; (e) no deficiency or proposed adjustment that has not been paid or resolved has been asserted or assessed in writing by any taxing authority of any Governmental Body against the Company; (f) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (g) there are no currently ongoing Tax audits by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries, and the Company has not received any written notice from any taxing authority of any Governmental Body that any such audits are pending; (h) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement or arrangement entered into in the ordinary course of business and not primarily concerning Taxes); (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company or one of its Subsidiaries); (j) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, or (iv) prepaid amount received on or prior to the Closing; (k) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361; and (l) neither the Company nor any of its Subsidiaries is or has been a party to any "listed transaction," as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

5.10     Contracts and Commitments.

(a)     Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any: (i) collective bargaining agreement in respect of employees of the Company or its Subsidiaries; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 5.14 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any individual on a full-time or consulting basis providing for base compensation in excess of two hundred thousand dollars ($200,000) per annum; (v) agreement or indenture relating to Indebtedness (excluding items in clauses (vii) and (viii) of Indebtedness) or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for Indebtedness (excluding items in clauses (vii) and(viii) of the definition of Indebtedness) or other material guaranty; (vii) lease or agreement under which it is lessee or sublessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds thirty thousand dollars ($30,000); (viii) lease or agreement under which it is lessor or sublessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds thirty thousand dollars ($30,000); (ix) other than purchase orders entered into in the ordinary course of business, any contracts with any supplier required to be listed on the Suppliers Schedule or any sole source supplier or any purchase, sale, or supply contract that contains volume requirements or commitments; (x) contracts pursuant to which the Company or any of its Subsidiaries grants to a third party, or a third party grants to the Company or any of its Subsidiaries, a license to any material Intellectual Property, other than (A) contracts for the license of commercially available, off the shelf software ("Off-the-Shelf Software Licenses") or (B) contracts for the non-exclusive license of Intellectual Property in the ordinary course of business; (xi) contracts relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business entered into during the past five (5) years or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business; (xii) contracts with any Governmental Body or Related Party of the Company or the Seller, (xiii) contracts relating to settlement of any administrative or judicial proceedings since July 1, 2017, other than settlements involving monetary relief only of $50,000 or less or that have been fully paid, (xiv) partnership or joint venture agreement with a third party, or any contract involving a sharing of revenues, profits, losses, costs or liabilities with any third party, (xv) contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restrict the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grant the other party or any third person "most favored nation" status or any type of special discount rights and (xvi) contracts with a Payor required to be listed on the Payors Schedule.

(b)     Each of the contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity. Except as set forth on the Contracts Schedule, neither the Company nor any Subsidiary of the Company (as applicable) is in material breach of or default under any contract listed on the Contracts Schedule, and, to the knowledge of the Company, the other party to each of the contracts listed on the Contracts Schedule is not in material breach of or default thereunder. Except as set forth on the Contracts Schedule, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Company, any other party under any contract listed on the Contracts Schedule. To the knowledge of the Company, no party to any contract listed on the Contracts Schedule has exercised any termination rights with respect thereto. No party to any contract listed on the Contracts Schedule has materially modified any contract listed on the Contracts Schedule, or has threatened in writing to terminate or materially modify any contract listed on the Contracts Schedule and no party has given written notice of any material dispute with respect to any contract listed on the Contracts Schedule. The Company has made available to the Purchaser true and correct copies of each contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.

5.11     Intellectual Property.

(a)     All registered Trademarks and applications to register Trademarks, patents and patent applications and registered copyrights and applications to register copyrights owned by, and Internet domain names registered to, the Company or any of its Subsidiaries are set forth on the Intellectual Property Schedule (collectively, the "Registered Intellectual Property"). All Registered Intellectual Property is valid, subsisting and, to the Company's knowledge, enforceable.

(b)     The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable license or other right to use, all Intellectual Property that is used in or necessary for the operation of the business (the "Company Intellectual Property") as of the date hereof. All Company Intellectual Property shall be available for use by Purchaser and the Company and its Subsidiaries immediately after the date hereof on terms and conditions that are identical in all material respects to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the date hereof.

(c)     Except as set forth on the Intellectual Property Schedule: (i) the Company and each of its Subsidiaries owns or are the registrant of all of the Registered Intellectual Property indicated on the Intellectual Property Schedule as being owned by such entity, free and clear of all Liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries has received any written claims since June 30, 2017, alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any other Person; (iii) since June 30, 2017, neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated, nor is currently infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any other Person; and (iv) to the Company's knowledge, there is not currently any infringement or misappropriation by any other Person of any material Company Owned Intellectual Property.

(d)     The Company and its Subsidiaries have taken commercially reasonable steps to protect its rights in Company Owned Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of the Company or one of its Subsidiaries, including requiring all non-employee third parties having access thereto to execute written non-disclosure agreements. There has not been any disclosure of any material trade secret of the Company or one of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or one of its Subsidiaries or to employees) to any Person in a manner that has resulted in the loss of trade secret rights in and to such information. Except as set forth on the Intellectual Property Schedule, all Persons who have contributed to, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid agreement protecting the confidential information of the Company and its Subsidiaries and granting the Company or one of its Subsidiaries exclusive ownership of such contribution, development or conception.

(e)     Neither the Company nor any of its Subsidiaries owns, develops or distributes to third parties any proprietary software. The Company and its Subsidiaries are in compliance with all material obligations under any agreements listed on Contracts Schedule governing the Company or a Subsidiary's use of any third-party software, and the Company and its Subsidiaries have purchased a sufficient number of seat license for the use of the IT Systems.

(f)     The Company or one of its Subsidiaries owns, or has rights to access and use or hold for use, all IT Systems. The IT Systems are adequate in all respects for the current business needs of the Company and its Subsidiaries, and are in good working condition. The Company and its Subsidiaries have taken commercially reasonable steps intended to secure the IT Systems from unauthorized access or use by any Person, and intended to provide for the continued, uninterrupted and error-free operation of the IT Systems. Since July 1, 2017, there have been no security breaches in the IT Systems, and there have been no disruptions in the IT Systems that materially adversely affected the Company's or its Subsidiaries' business or operations. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk. No material capital expenditures are necessary with respect to the use of the IT Systems other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company and its Subsidiaries. The Company and its Subsidiaries are and have since July 1, 2017 been in compliance in all material respects with all Privacy Laws, as well as their own policies, relating to privacy, data protection, and the collection and use of Personal Information collected, used, or held for use by the Company or its Subsidiaries.

5.12     Litigation. Except as set forth on the Litigation Schedule, there are no, and since July 1, 2017, there have been no, Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of their material properties or assets, at law or in equity, or before or by any Governmental Body, and to the Company’s knowledge there is no reasonable basis for any such Action, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries nor any of its or their respective material properties or assets, is subject to any pending, outstanding, or, to the knowledge of the Company, threatened investigation, judgment, order, injunction, writ, award, determination or decree of any Governmental Body, and to the Company’s knowledge there is no reasonable basis for any such Action. There is no Action pending or threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or any of the Purchaser Documents or Company Documents. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

5.13     Governmental Consents. Except as set forth on the Governmental Consents Schedule, no notice to, filing with, or consent or authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby.

5.14     Employee Benefit Plans.

(a)     Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries is a party to, sponsors, administers, maintains or contributes to, is required to maintain or contribute to, or has or would reasonably be expected to have any material liability or obligation (contingent or current) with respect to any: (i) nonqualified deferred compensation or retirement plans; (ii) qualified "defined contribution plans" (as such term is defined under Section 3(34) of ERISA) whether or not such plans are governed by ERISA; (iii) qualified "defined benefit plans" (as such term is defined under Section 3(35) of ERISA) whether or not such plans are governed by ERISA (the plans described in the foregoing clauses (ii) and (iii) are collectively referred to herein as the "Pension Plans"); (iv) "welfare benefit plans" (as such term is defined under Section 3(1) of ERISA) whether or not such plans are governed by ERISA (the "Welfare Plans"); (v) other "employee benefit plan" (as defined in Section 3(3) of ERISA, whether or not subject to ERISA); or (vi) bonus, stock option, stock purchase, employee stock ownership, restricted stock or unit, equity or equity-based, incentive, health or medical benefit, disability or sick leave benefit, severance benefit, post-employment (including health, medical, accident or life insurance benefit), employment, termination, salary continuation, retention, change in control benefit or compensation plan, contract, policy, agreement, arrangement or program for the benefit of any current or former employee or individual service provider of the Company or any of its Subsidiaries ((i) through (vi), collectively the "Plans"). Each Pension Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has either received a timely favorable determination letter or opinion letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and, to the Company's knowledge, there are no facts or circumstances that have occurred since the date of such determination letter that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in all material respects in form and in operation with their terms and the requirements of the Code and ERISA.

(b)     The Company has made available to the Purchaser a true and complete copy of each Plan referred to in the Employee Benefits Schedule, or a written description thereof if such Plan is not in writing, and has made available to the Purchaser a true and complete copy of (as applicable) (i) the current trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) the two most recently filed IRS Form 5500s, (iv) the most recently received IRS determination or opinion letter for each such Plan and (v) the most recently prepared actuarial report and financial statements in connection with each such Plan. Neither the Company nor any of its Subsidiaries has made any express commitment (A) that an employee benefit plan, program or arrangement that would be a Plan if in effect on the date hereof will be adopted or established following the date hereof, or (B) that a Plan will be materially modified, materially amended or terminated, other than with respect to a modification, amendment or termination required by any applicable Law or the terms of such Plan.

(c)     With respect to the Plans, (i) all required contributions have been made or properly accrued (to the extent required to be accrued under GAAP), (ii) there are no actions, suits or claims pending or, to the Company's knowledge, threatened, other than routine claims for benefits, (iii) to the Company's knowledge, there have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) except as would not result in a material liability to the Company or any of its Subsidiaries, all reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d)     Neither the Company nor any of its Subsidiaries has, nor, to the Company's knowledge, has any of their respective directors, officers or employees or any other "fiduciary" (as such term is defined in Section 3 of ERISA), committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(e)     Neither the Company nor any of its Subsidiaries has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(f)     Except as set forth the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to or incurred any liability or obligation (contingent or otherwise) with respect to a "pension plan" (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA or Section 412 of the Code or any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

(g)     Except as set forth on the Employee Benefits Schedule, none of the Welfare Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(h)     Except as set forth on the Employee Benefits Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (A) entitle any current or former employee or director of or individual service provider to the Company or any of its Subsidiaries to any payment or benefit (including any bonus, retention, severance, retirement or job security payment or benefit) under any Plan or other arrangement creating post-Closing obligations of the Company or any of its Subsidiaries, or (B) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits, or increase the amount payable or trigger any other obligation to any current or former employee or director of or any individual services provider to the Company or any of its Subsidiaries under any Plan or other arrangement creating post-Closing obligations of the Company or any of its Subsidiaries.

(i)     Neither the Company nor any of its Subsidiaries is obligated to make any payments or provide any benefits, including under any Plan but excluding under any arrangements entered into with Purchaser, in connection with the transactions contemplated by this Agreement (either alone or together with any other event) that could result, separately or in the aggregate, in the payment of any "excess parachute payments" pursuant to Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise "gross-up" any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code or Section 4999 of the Code.

5.15     Insurance. The Insurance Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries as of the date hereof on their properties, assets, products, business or personnel, other than any welfare insurance policy maintained pursuant to a Plan (the "Insurance Policies"), together with the carrier, liability limits for each such policy, whether such insurance policy is "occurrence" or "claims made" and the Person that is the policy holder. Neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any claim under any Insurance Policy as required by the terms thereof. All premiums under such Insurance Policies due and payable have been paid in full. The Company has not received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.

5.16     Environmental Matters. Except as set forth on the Environmental Matters Schedule:

(a)     The Company and its Subsidiaries are, and since July 1, 2017, have been, in compliance in all material respects with all Environmental Laws.

(b)     Neither the Company nor any of its Subsidiaries has since July 1, 2017 received written notice from any Governmental Body regarding any actual or alleged violation of or liability or investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(c)     Neither the Company nor any of its Subsidiaries is subject to any current or, to the Company's knowledge, threatened, claim, order, directive or complaint asserting a remedial obligation or liability under Environmental Laws with respect to its operations, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(d)     The Company and its Subsidiaries hold and are in compliance in all material respects with all Permits required under Environmental Laws for their current operations.

(e)     Neither the Company nor its Subsidiaries nor, to the Company’s knowledge, any predecessors thereof or, to the Company’s knowledge, any other Person has released any Hazardous Substances in such manner as would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Laws, and, to the Company’s knowledge, no Hazardous Substances are present at any real properties currently or formerly owned, leased, or operated by the Company or its Subsidiaries or any predecessors thereof or at any real properties to which the Company or its Subsidiaries or any predecessors thereof has sent Hazardous Substances for disposal which would reasonably be expected to result in material liability to the Company or its Subsidiaries under Environmental Laws.

(f)     Neither the Company nor its Subsidiaries have assumed or retained by contract or operation of law any material liability or obligation of any other Person pursuant to Environmental Laws.

(g)     The Company has provided to the Purchaser true, correct and complete copies of all material environmental or health and safety assessments, investigations, studies, audits, tests or reviews with respect to any liability of or conditions of contamination at any properties currently owned, leased, or operated by the Company or its Subsidiaries that are in the possession or control of the Company or its Subsidiaries.

5.17     Affiliated Transactions. Except for the Management Agreement, transactions between or among the Company and any of its Subsidiaries, employment relationships, the provision of compensation and benefits to employees and as set forth on the Affiliated Transactions Schedule, no Related Party of the Company or its Subsidiaries is a party to any agreement, contract, commitment or transaction that is still in effect with the Company or its Subsidiaries or has any ownership or financial interest in any property or asset of the Company or any of its Subsidiaries or owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries.

5.18     Brokerage. Except as set forth on the Brokerage Schedule (which fees will constitute Transaction Expenses to the extent unpaid at the Closing Date), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

5.19     Permits; Compliance with Laws.

(a)     The Permits Schedule sets forth each of the material Permits of and from each Governmental Body necessary for the conduct of the Company's and its Subsidiaries' businesses as presently conducted (each, a "Material Permit"). Each of the Company and its Subsidiaries holds and is and has been since July 1, 2017, in compliance in all material respects with all Material Permits. Neither the Company nor any of its Subsidiaries has received written notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation, cancellation, termination, non-renewal or adverse modification of any Material Permit.

(b)     Except as set forth on the Compliance with Laws Schedule, (i) the Company and its Subsidiaries are, and since July 1, 2017, have been, in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently operated, and (ii) neither the Company nor any of its Subsidiaries has, since July 1, 2017, received any written notice of any Action against it alleging any material failure to comply with any applicable Law. This Section 5.19 does not relate to Healthcare Matters (which is the subject of Section 5.20).

5.20     Healthcare Matters. Except as set forth on the Healthcare Matters Schedule:

(a)     The Company and its Subsidiaries are, and since July 1, 2017 have been, in compliance in all material respects with all Healthcare Laws. No legal proceeding (or written, or to the knowledge of the Company, oral notice in respect thereof) alleging a violation of, or liability or potential responsibility under, or any citation for material noncompliance with, applicable Healthcare Laws has been initiated or filed against the Company or its Subsidiaries at any time since July 1, 2017, nor, to the knowledge of the Company, is any of the foregoing threatened.

(b)     None of the Company or its Subsidiaries, any of their respective members, directors, officers, or employees nor to the knowledge of the Company any of its contractors is or has been: (i) debarred, excluded, or suspended from participating in any Governmental Health Program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Governmental Health Program requirement; (iii) engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive exclusion under any Healthcare Laws; (iv) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. § § 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq., or (v) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(c)     The Company and its Subsidiaries are, and since July 1, 2017 have been, (i) in compliance in all material respects with HIPAA, including with respect to any group health plan sponsored by the Company, (ii) in compliance in all material respects with all contracts or other arrangements in effect between the Company or any Subsidiary and any third party that apply to or restrict the use or disclosure of or security protections for Protected Health Information (as defined in HIPAA) (collectively, "Privacy Agreements"), and (iii) in compliance in all material respects with the terms of any consents, authorizations, waiver of authorization or other permission pursuant to which the Company or any Subsidiary accesses, uses, discloses, or has accessed, used or disclosed, Protected Health Information (collectively, "Privacy Consents"). The Company and its Subsidiaries have in place, and comply in all material respects with, written policies to protect the privacy and security of Protected Health Information, including as required by HIPAA. The Company and its Subsidiaries have the right pursuant to the Privacy Agreements and the Privacy Consents to use and disclose Protected Health Information for the purpose such information is and has been used and disclosed. The Company and its Subsidiaries have, and since July 1, 2017 have had, in effect with each Person acting as a business associate (as defined at 45 CFR § 160.103) of the Company or such Subsidiary a written agreement that complies in all material respects with the requirements of 45 CFR §§ 164.504(e) and 164.314(a). Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Protected Health Information resulting from such transactions, will in violate, with respect to any Protected Health Information, any Company policies, any Privacy Agreements, or any Privacy Consents as such currently exist.

(d)     The Company and its Subsidiaries maintain commercially reasonable physical, technical, organizational and administrative security safeguards to protect all Protected Health Information collected by the Company or any Subsidiary or on their behalf from and against unauthorized access, use and/or disclosure that comply in all material respects with HIPAA.

(e)     Since July 1, 2017, none of the Company or its Subsidiaries has received any written complaint from any Governmental Body, or except as would be received in the ordinary course of business, any other Person regarding the Company's, or with respect to the business of the Company, any of its agents, employees or contractors' uses or disclosures of, or security practices or security incidents regarding, Protected Health Information. Since July 1, 2017, except as set forth on the Healthcare Matters Schedule, there have not been any non-permitted uses or disclosures, security incidents, or breaches involving Protected Health Information held or collected by or on behalf of the Company or any Subsidiary. To the knowledge of the Company, the Company and its Subsidiaries are not subject to any pending Action, nor is any Action threatened against the Company or any Subsidiary by any Governmental Body, alleging a violation of any Company Privacy Consents or any Privacy Agreements. Except as set forth on the Healthcare Matters Schedule, since July 1, 2017, none of the Company or its Subsidiaries has notified, as required by HIPAA, any affected individual, any Governmental Body, or the media of any breach of Protected Health Information.

(f)     Since July 1, 2017, the Company and each of its Subsidiaries has established and maintained a compliance program that materially complies with applicable Healthcare Laws and that reflects the material elements of an effective compliance programs.

(g)     Since July 1, 2017, neither the U.S. Department of Health and Human Services nor any federal or state agency has conducted or given the Company or any Subsidiary written, or to the knowledge of the Company, oral notice that it intends to conduct an audit of the Company's or any Subsidiary's participation in any Governmental Health Program.

(h)     Since July 1, 2017, neither the Company nor any Subsidiary nor to the knowledge of Company any of their respective members, directors, officers, employees, or contractors (i) has been or is currently a party to corrective action plan, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar undertaking with or imposed by any Governmental Body arising from any alleged or actual violation of any Healthcare Law or failure to meet any material requirements regarding any Material Permit, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Body, (iii) has made any voluntary or self-disclosure to any Governmental Body of any potential or actual non-compliance with any Healthcare Law or Material Permit applicable to the Company or any Subsidiary, (iv) has been assessed a civil money penalty under the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a or any regulations promulgated thereunder or any other material fine or penalty by any other Governmental Body, and (v) has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program. There is no litigation or proceeding or inquiry or investigation pending or, to the knowledge of the Company, threatened, with respect to the termination or suspension of the participation by the Company or any Subsidiary in any Governmental Health Program.

(i)     None of the Company, any Subsidiary, nor to the knowledge of the Company any employee, officer or director of the Company or any Subsidiary, has been served with or received since July 1, 2017, any search warrant, subpoena, civil investigative demand, audit, record request, formal or informal written request by or from any federal or state enforcement agency alleging any violation of any Healthcare Laws; furthermore, none of the actions described in this Section 5.20(i) is pending, or to the knowledge of the Company, threatened.

(j)     Since July 1, 2017, all billing practices of the Company and its Subsidiaries have been compliance in all material respects with all requirements of all Governmental Health Programs, and other Payor programs in which the Company and its Subsidiaries participate, as well as all contracts with all applicable Payors including any Healthcare Law relating to submission or reimbursable claims, and insurance fraud. Since July 1, 2017, neither the Company, any Subsidiary, nor to the knowledge of Company any of their respective officers, directors, employees, agents, or contractors has made or caused to be made any false statement or representation of a material fact in any application with any Payor (including any Government Health Program) for any benefit or payment or for use in determining rights to any benefit or payment, or failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another. The Company and its Subsidiaries are, and have been since July 1, 2017, in compliance with the conditions of participation or conditions for coverage in each Payor program (including any Government Health Program) in which the Company and its Subsidiaries are enrolled or other participate or receive payment. Since July 1, 2017, neither the Company's nor any Subsidiary's right to receive reimbursement from any Payor has been terminated or otherwise materially and adversely affected as a result of any investigation or action by any Governmental Body, professional review organization, accrediting organization or certifying agency. Neither the Company nor any Subsidiary has received since July 1, 2017, any notice from a Payor of allegations that the Company or any Subsidiary has billed such Payor in excess of amounts allowed by any Healthcare Law other than in connection with a routine audit or post payment review by such Payor that has been resolved in compliance with applicable Healthcare Laws. Except as in the ordinary course of business, there are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to recoup past or present reimbursements with respect to any Payor payments.

(k)     No Person has filed or, to the knowledge of the Company, has threatened to file against the Company and its Subsidiaries, an action under any federal or state whistleblower statute, including without limitation, under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(l)     To the knowledge of the Company, each healthcare practitioner that is or has been employed or contracted by the Company or any Subsidiary who is required by applicable Healthcare Laws to have a license or certification in order to provide professional services (i) is, and at all times during which such practitioner has provided any healthcare services to or on behalf of the Company or any Subsidiary has been, duly licensed and certified in each applicable jurisdiction as required by applicable Healthcare Law, (ii) has not been sanctioned, disciplined or had his or her license suspended, cancelled, revoked, withdrawn, or limited by any applicable Governmental Body, and (iii) no event has occurred, and fact, circumstance or condition exists that reasonably may result in the denial, loss, restriction, revocation, or rescission of any such license or certification. To the knowledge of Company, each healthcare practitioner is, has been, or was during the period of time which such healthcare practitioner provided services to or on behalf of the Company or any Subsidiary, duly certified to participate in, and has maintained appropriate participation in Governmental Health Programs, and no action is pending or threatened that may result in the discipline, suspension, revocation, or limitation by any applicable Governmental Body of such participation.

(m)     The Company and its Subsidiaries, as applicable, providing healthcare services as Licensed Home Care Services Agencies pursuant to New York State Law, including but not limited to 10 NYCRR 765-1.16, when applicable, are actively serving, and have at all times during the last two (2) years served, at least twenty-five (25) patients.

5.21     Absence of Certain Commercial Practices; Anti-Corruption.

(a)     At no time since July 1, 2017, has the Company or any of its Subsidiaries or any of its or their respective directors, officers, employees, or, to the knowledge of the Company, any of its or their other Representatives, agents or Persons acting for or on behalf of the Company or any of its Subsidiaries (i) violated any applicable Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010 (all such applicable Laws, "Anticorruption Laws"), (ii) directly or indirectly, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (A) any official or employee of any Governmental Body (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Body), (B) any political party or employee or director thereof, or (C) any candidate for a political position or any political subdivision for the purpose of (1) influencing any act or decision of such Person described in clause (A), (B) or (C) above, including a decision to not comply with his, her or its official duties, (2) inducing such Person described in clause (A), (B) or (C) above to act or fail to act in violation of his, her or its legal duties, or (3) causing such Person described in clause (A), (B) or (C) above to influence any act or decision of any Governmental Body in order to obtain or retain business or direct business toward any Person, and (iii) neither the Company nor any of its Subsidiaries has received any notice alleging any such violation or conducted any internal investigation with respect to any actual, potential or alleged violation of any Anticorruption Law.

(b)     At no time since July 1, 2017, has any member of the Company or its Subsidiaries, or any of their respective directors, officers, employees or, to the knowledge of the Company, any of its or their representatives, agents or other Persons acting for or on behalf of the Company or its Subsidiaries (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Body or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anticorruption Law, or (ii) been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Anticorruption Laws, or received any notice, request, or citation for any actual or potential noncompliance with any Anticorruption Law.

5.22     Employees.

(a)     The Employees Schedule lists all of the directors, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of two hundred thousand ($200,000) paid or payable by the Company or its Subsidiaries (the "Covered Employees"). Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the ordinary course of business). Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN. Neither the Company nor any of its Subsidiaries has experienced any material employment-related liability with respect to COVID-19.

(b)     Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization in respect of employees of the Company or its Subsidiaries. Except as set forth on the Employees Schedule: (i) to the Company's knowledge, there are and within the past six (6) months have been no union organizing activities involving employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Company's knowledge, overtly threatened strikes, work stoppages, walkouts, lockouts or similar material labor disputes, and no such disputes have occurred within the past three (3) years; and (iii) within the past six (6) months, neither the Company nor any of the Subsidiaries has committed a material unfair labor practice, and there are no pending or, to the Company's knowledge, overtly threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.

(c)     The Company and its Subsidiaries are, and since the date of Latest Balance Sheet have been, in compliance in all material respects with all applicable Laws in respect of labor, employment and employment practices, terms and conditions of employment, obligations under any existing collective bargaining agreement applicable to any employee of the Company or any of its Subsidiaries, wages and hours, and occupational safety and health. There is no action, unfair labor practice complaint, grievance, or National Labor Relations Board charge pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries relating to the employment of any of their respective employees, employment practices, or labor matters, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. Since July 1, 2017, to the Company's knowledge, (i) no allegations of workplace sexual harassment have been made against any officer or director of the Company or any of its Subsidiaries, in each case, in their capacities as representatives of such entity, (ii) to the knowledge of the Company, there have been no complaints of sexual harassment reported to the human resources department of the Company or any of its Subsidiaries against any officer or director of the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to any such allegations of sexual harassment or sexual misconduct with any employee of the Company or its Subsidiaries.

5.23     Suppliers. The Suppliers Schedule sets forth a list of the top twenty (20) suppliers of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers, for each of the fiscal year ended December 31, 2019 and the first eight months of the fiscal year 2020. Neither the Company nor any of its Subsidiaries has received any written or, to the Company's knowledge, oral indication from any of the suppliers listed on the Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries. No such supplier has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

5.24     Payors. The Payors Schedule sets forth a list of the top fifteen (15) Payors of the Company and its Subsidiaries as measured by the fees received from such Payors, for the fiscal year ended December 31, 2019. Neither the Company nor any of its Subsidiaries has received any written or, to the Company's knowledge, oral indication from any of the Payors listed on the Payors Schedule to the effect that any such Payor (i) has cancelled, suspended, renegotiated pricing or material terms or otherwise terminated its relationship with the Company or any of its Subsidiaries, or (ii) has advised the Company or any of its Subsidiaries of its intention to cancel, suspend, renegotiate pricing or to diminish material terms or otherwise modify or terminate its relationship with the Company or any of its Subsidiaries, or to materially reduce its business or adversely change the terms upon which it pays for services from the Company or any of its Subsidiaries.

5.25     Accounts Receivable. All accounts receivable of the Company and its Subsidiaries shown on the Latest Balance Sheet represent, and the accounts receivable of the Company and its Subsidiaries outstanding on the Closing Date will represent, valid receivables in respect of sales actually made or services actually performed in bona fide transactions. The reserves for accounts receivable set forth in the Latest Balance Sheet have been calculated in accordance with GAAP and were determined on a basis consistent with the Company’s and its Subsidiaries’ historical methods and past practices in establishing such reserves. There is no contest, claim or right of set-off, other than in the ordinary course of business, under any contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor. All accounts payable by the Company or its Subsidiaries to third parties reflected on the Latest Balance Sheet have arisen in the ordinary course of business and no such account payable in excess of $50,000 is delinquent by more than ninety (90) days in its payment.

Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser represent and warrant to the Company and the Seller that:

6.01     Organization and Corporate Power. The Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the "Purchaser Documents") and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Parent in connection with the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.

6.02     Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser or Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser and Parent, as applicable, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser or Parent, as applicable, enforceable against the Purchaser and Parent in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.

6.03     No Violation. The execution, delivery and performance by the Purchaser and Parent of this Agreement and each Purchaser Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with and do not and will not result in any breach or default under, the Purchaser’s or Parent’s organizational or governing documents, or any applicable Law, rule or regulation of any Governmental Body to which the Purchaser or Parent is subject, or any material agreement, or instrument, or any license, franchise or permit by which the Purchaser or Parent is bound, or subject the Purchaser or Parent to any order, writ, injunction or decree, in each case, except as would not prevent or materially impair or materially delay the Purchaser’s or Parent’s ability to consummate the transactions contemplated hereunder or under the Purchaser Documents; provided, that the parties acknowledge that the Financing will require Parent to obtain consent of the lenders under the Parent Credit Facility.

6.04     Governmental Bodies; Consents. Except as set forth on the Governmental Consents Schedule, neither the Purchaser or Parent is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on the Governmental Consents Schedule, no consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by the Purchaser or Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; provided, that the parties acknowledge that the Financing will require Parent to obtain consent of the lenders under the Parent Credit Facility.

6.05     Litigation. There are no actions, suits or proceedings pending or, to the Purchaser's or Parent’s knowledge, overtly threatened against or affecting the Purchaser or Parent at law or in equity, or before or by any Governmental Body, which would prohibit, materially impair or materially delay the consummation of the transactions contemplated hereby.

6.06     Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or the Purchaser, except for Persons whose fees and expenses shall be paid by Purchaser or Parent.

6.07     Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

6.08     Financing. Purchaser has delivered to the Company true and complete, fully executed copies of (a) executed commitment letter(s) (as the same may be amended in accordance with Section 8.07, the "Financing Commitments"), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the "Financing") (which may include up to $600,000,000 in bridge financing to be utilized in the event and to the extent the placement of high yield debt securities in a comparable amount (the "High-Yield Financing") is not consummated) and (b) the fee letter referred to in the Financing Commitment (provided that fee amounts, market flex and other terms may be redacted in a customary manner (but none of which redacted provisions adversely affect the availability of, impose additional conditions on, impair the validity of, or prevent or delay the consummation of, the Financing at the Closing)). As of the date of this Agreement, none of the Financing Commitments has been amended or modified and no such amendment or modification is contemplated (except as permitted by Section 8.07), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments by Purchaser or, to the knowledge of Purchaser, any other party thereto. As of the date of this Agreement, assuming the satisfaction of the conditions contained in Sections 3.01 and 3.02, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Financing Commitments. Purchaser has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement. Subject to the terms and conditions of the Financing Commitments and subject to the satisfaction of the conditions contained in Sections 3.01 and 3.02, the aggregate proceeds contemplated by the Financing Commitments will be sufficient for Purchaser to consummate the purchaser referred to in Section 2.01 of this Agreement upon the terms contemplated by this Agreement and pay all related fees and expenses (the "Required Amounts"). Purchaser expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

6.09     Sufficiency of Funds. Parent has sufficient cash on hand or from other sources to pay the Reverse Termination Fee.

6.10     Solvency. Assuming that the Company and each of its Subsidiaries are solvent as of immediately prior to the Closing, and that the representations and warranties set forth in Articles IV and V are true and correct in all respects as of the Closing, immediately after giving effect to the transactions contemplated by this Agreement, (i) the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses.

Article VII

COVENANTS OF THE COMPANY

7.01     Conduct of the Business.

(a)     From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Section 9.01, except as otherwise contemplated by this Agreement, as set forth on the Covenants Exceptions Schedule, or as consented to in advance in writing by the Purchaser, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its and its Subsidiaries' businesses in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts to (ii) preserve substantially intact the business organization and assets of the Company and its Subsidiaries, and keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.

(b)     From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Section 9.01, except as otherwise contemplated by this Agreement, as set forth on the Covenants Exceptions Schedule or as consented to in writing in advance by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned with respect to the following clauses (iv), (vi), (vii)(B), (ix), (xv), (xvi) and (xvii) only), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)     (A) amend or propose to amend the respective Governing Documents of the Company or any of its Subsidiaries in any manner or (B) split, combine or reclassify the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii)     issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, or subject to any Lien, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;

(iii)     redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than the Company or one (1) or more of its Subsidiaries on or prior to the Closing Date;

(iv)     (A) grant to any employee of the Company or any of its Subsidiaries any increase in compensation, except (1) for pay increases, promotions, and bonuses made in the ordinary course of business and consistent with past practice for employees with a base salary rate less than $250,000 per year or (2) as may be required by applicable Law or the terms of any Plan; (B) grant any severance or termination payment to any director, officer or employee of the Company or any of its Subsidiaries; (C) modify or establish any Plan (or any arrangement that would constitute a Plan, if adopted), except (1) to the extent required by Law or the terms of any Plan existing as of the date hereof or (2) in connection with the annual renewal of any Welfare Plan in the ordinary course of business consistent with past practice; (D) terminate the employment of any employee in the position of vice president or above, other than for cause; (E) except as required by Law, modify or enter into any collective bargaining agreement or other contract with any labor organization or works council in respect of employees of the Company or its Subsidiaries; (F) implement any employee layoffs in violation of the WARN Act or announce, implement or effect any material reduction in labor force, group lay-off or early retirement program involving the termination of employment of employees of the Company or any of its Subsidiaries other than routine employee terminations; or (G) hire any employee whose annual base salary exceeds $200,000 or, other than in the ordinary course of business and consistent with past practice, any other employees;

(v)     sell, lease, transfer, or otherwise dispose of, any material property or material assets owned by the Company or any of its Subsidiaries, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the ordinary course of business consistent with past practice, (B) as to the Leased Real Property, the exercise of the Company's or any of its Subsidiaries' rights and remedies under any Lease, in the ordinary course of business consistent with past practice, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, and (C) the expiration of Intellectual Property in accordance with its statutory terms;

(vi)     amend, terminate, fail to renew or waive any material right under, any contract listed on the Contracts Schedule;

(vii)     enter into any agreement or contract with (A) a Related Party of the Company or the Seller or (B) with any Governmental Body;

(viii)     acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or enter into any material joint venture or partnership;

(ix)     except in accordance with the currently approved capital budget of the Company and its Subsidiaries, commit or authorize any commitment to make any capital expenditures or incur any liability in respect thereof in excess of five hundred thousand dollars ($500,000) in the aggregate, or not fail to make material capital expenditures in accordance with such budget;

(x)     make any change in any method of accounting or auditing practice or policy, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law as agreed by its independent public accountants;

(xi)     accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(xii)     incur any, or amend in any material respect the terms of, any Indebtedness (excluding items in clauses (vii) and (viii) of the definition of Indebtedness that may be incurred under Section 7.01(b)(iv)) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, except for (A) Indebtedness for borrowed money between or among the Company and its Subsidiaries or (B) borrowings or draws not to exceed $1,000,000 under existing revolving credit facilities in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries incur, assume or guarantee any long-term indebtedness for borrowed money;

(xiii)     make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any Subsidiary of the Company, or (B) to any employee in connection with travel, entertainment or related business expenses or other bona fide and customary out-of-pocket business expenses in each case incurred in the ordinary course of business consistent with past practice;

(xiv)     (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) change any material method of Tax accounting, (D) file any material amended Tax Return, (E) enter into any "closing agreement" with any taxing authority with respect to a material amount of Taxes, (F) settle any claim or assessment in respect of a material amount of Tax, or (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, to the extent such election, change, agreement, settlement, consent or other action would increase materially the Taxes of the Company or any of its Subsidiaries after the Closing;

(xv)     cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xvi)     take any action or fail to take any necessary action whereby any material Company Owned Intellectual Property becomes invalidated, abandoned, unenforceable or dedicated to the public domain, except for the expiration of Intellectual Property in accordance with its statutory term;

(xvii)     commence any Action or settle any Action, other than any Action involving monetary relief only in an amount of $100,000 or less; and

(xviii)     return or repay to any Governmental Body any Grant or take any action or fail to take any action in violation of the conditions or terms associated with such Grants, in each case, unless required to do so by applicable Law;

(xix)     authorize, or commit or agree to take any action described in this Section 7.01(b).

7.02     Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Section 9.01, the Company, consistent with applicable Law, shall provide Parent and the Purchaser and its authorized Representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for Parent and the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures); provided, further, that all requests for access shall be directed to David P. Middleton (as representative(s) for the Company) or such other person(s) as they may designate from time to time (each such person, an "Authorized Representative"); and provided, further, that such access shall not extend to any (i) sampling, investigation or analysis of soil, groundwater, building materials, indoor or outdoor air, or other environmental media of the sort generally referred to as a "Phase II" environmental investigation, (ii) trade secrets or other competitively sensitive information or (iii) information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege, or that would violate a Privacy Law, Healthcare Law, Privacy Agreement, or the Company's or any of its Subsidiaries' own written policies in existence as of the date hereof relating to privacy, data protection, and the collection and use of Personal Information collected, used, or held for use by the Company or its Subsidiaries (provided, that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not waive or violate such privilege, Law, contract or policy). Neither the Company nor the Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, other than to the extent expressly provided in the representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 7.02 will be subject to the non-disclosure obligations of the Non-Disclosure Agreement.

7.03     Section 280G.

(a)     The Company and each of its Subsidiaries shall use commercially reasonable efforts to seek, prior to the initiation of the equityholder approval procedure described in Section 7.03(c), from each Person to whom any payment or benefit is required or proposed to be made that could constitute "parachute payments" under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder ("Section 280G Payments"), a written agreement waiving such Person's right to receive some or all of such payment or benefit (the "Waived Benefits"), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of any of the Company and its applicable Subsidiaries in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder.

(b)     In connection with the foregoing, the Purchaser shall provide the Seller with all information and documents necessary to allow the Company and each of its Subsidiaries to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by the Purchaser or any of its respective Affiliates ("Purchaser Payments"), together with all Section 280G Payments, could reasonably be considered to be "parachute payments" within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date). The Seller shall provide drafts of all disclosure documents, waivers, "parachute payment" calculations and other relevant documents to Purchaser for review prior to obtaining such waivers or soliciting such vote and will implement any reasonable comments timely provided by Purchaser for incorporation into such waivers and documents.

(c)     Prior to the Closing, the Company and each of its Subsidiaries shall use their commercially reasonable efforts to obtain the approval by such number of equityholders of such Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in Section 7.03(a) to receive or retain, as applicable, such Person's Waived Benefits, provided, that in no event shall this Section 7.03 be construed to require the Company or any of its Subsidiaries to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, such Subsidiary or any other Person, and in no event shall the Company or any of its Subsidiaries be deemed in breach of this Section 7.03 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.

(d)     Notwithstanding anything to the contrary in this Section 7.03 or otherwise in this Agreement, to the extent the Purchaser has provided misinformation, or the Purchaser's omission of information has resulted in misinformation, with respect to any Purchaser Payments, (i) there shall be no breach of the representation contained in Section 5.14(i) or the covenant contained herein and (ii) for all purposes of this Agreement, including the calculation of any Taxes pursuant to Article XII, no payment by, or benefit provided to, any "disqualified individual" with respect to whom such misinformation or omission was provided shall be a "parachute payment" under Section 280G(b) of the Code.

7.04     Exclusive Dealing. During the period from the execution and delivery of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither the Seller nor the Company shall, and the Seller and the Company shall cause their respective Subsidiaries, Affiliates and Representatives not to, (i) take any action, directly or indirectly, to solicit, initiate, participate in, encourage or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and Representatives) concerning any purchase of the Shares or any merger, sale of substantial assets, recapitalization, reorganization or similar business transaction or combination involving the Company or any of its Subsidiaries (other than assets and services sold in the ordinary course of business) or (ii) enter into, maintain, participate in, facilitate or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with the acquisition of any of the equity interests of the Company or any of its Subsidiaries or any material portion of the assets of the Company or any of its Subsidiaries, or any recapitalization, reorganization or other extraordinary business transaction or combination involving the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange) (collectively, a "Third-Party Transaction"), and the Company and the Seller shall not, and the Company and the Seller shall cause their respective Subsidiaries, Affiliates and Representatives not to, enter into any letter of intent, purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser or its Affiliates with respect to the acquisition of all or a portion of the Company and its Subsidiaries. The Seller and the Company immediately shall cease, and cause their Affiliates and Representatives to cease, and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller or the Company shall notify Purchaser promptly, but in any event within twenty-four (24) hours, orally and in writing if any proposal or offer, or any inquiry or other contact with any Person is made concerning any Third-Party Transaction. Any such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact (except to the extent expressly prohibited by any confidentiality agreement of the Company then in effect with such Person) and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller shall not, and shall cause the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller or the Company or any of its Subsidiaries is a party, without the prior written consent of the Purchaser.

7.05     Financing Cooperation.

(a)     The Company shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries to provide and use commercially reasonable efforts to cause its and their respective officers, employees, and Representatives to use their commercially reasonable efforts to provide, at Purchaser’s sole cost and expense, to Parent and Purchaser all cooperation reasonably requested by Parent and Purchaser and/or the Financing Sources that is necessary, proper or advisable in connection with the Financing or the High-Yield Financing to the extent customary in connection with the arrangement of financing similar to the Financing, including:

(i)     the senior management team of the Company participating in a reasonable number of meetings and presentations on reasonable advance notice and at reasonable locations, and reasonably cooperating with the marketing efforts of Parent, Purchaser and the Financing Sources, including participation in a reasonable number of road shows and meetings with prospective lenders and investors, in each case in connection with the Financing;

(ii)     assisting with the preparation of customary materials for rating agency presentations, offering documents, bank information memoranda, business projections, lender and investor presentations and similar documents required in connection with the Financing including information relating to the business, financial condition, results of operations, legal affairs and regulatory regime applicable to the Company, as well as information relating to risks associated with operation of its business;

(iii)     furnishing Parent, Purchaser (including for filing with the Securities and Exchange Commission, if and to the extent required, and to be included in any offering memorandum related to the Financing) and the Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Purchaser to the extent customarily included in a bank information memorandum, private placement memorandum or lender presentations in connection with the arrangement of financing similar to the Financing, including (1) (A) the Financial Statements and, (B) unaudited consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company for each subsequent interim quarterly period (other than the final quarter of any fiscal year) ended at least forty-five (45) days prior to the Closing Date (and the corresponding period for the prior fiscal year), and all other financial statements, pro forma financial information, financial data, audit reports and other financial information of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933 (as amended, the "Securities Act") for registered offerings of debt securities and of the type and form customarily included in offering documents used in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management’s discussion and analysis of financial condition and results of operations) to consummate the offering(s) of debt securities and/or syndication of credit facilities, as applicable, contemplated by the Financing Commitments (provided, that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, executive compensation disclosure required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum) or (2) as otherwise necessary in order to receive customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Financing Commitments;

(iv)     using commercially reasonable efforts to obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries;

(v)      reasonably facilitating the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent and Purchaser in connection with the Financing, including causing each of the Company’s Subsidiaries that are licensed to operate in New York to approve the subsidiary guarantees and other agreements ancillary to the Financing as may be reasonably requested by Parent and Purchaser in connection with the Financing;

(vi)      providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (subject to reasonable confidentiality provisions) and, with respect to any public-side version of such information, confirming that such version does not contain information that is not material with respect to the Company or its securities for purposes of United States federal and state securities laws (the "Authorization Letters");

(vii)     to the extent requested in writing at least three (3) Business Days prior to the Closing Date, furnishing to Parent and the Purchaser, for distribution to the Financing Sources, information reasonably required by any Financing Source for compliance with applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the "Beneficial Ownership Regulation";

(viii)     cooperating reasonably with the due diligence of the Financing Sources or any underwriters of any other financing of Parent or Purchaser in connection with the Financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of the Company, including providing information relating to and participating in due diligence sessions covering, the business, financial condition, results of operations, legal affairs and regulatory regime applicable to the Company, as well as information relating to risks associated with operation of its business;

(ix)     if Dixon, Hughes Goodman LLP shall have withdrawn its audit opinion with respect to any of the Audited Financial Statements, furnishing Parent, the Purchaser and the Financing Sources with new unqualified audit opinions with respect to such financial statements by Dixon Hughes Goodman LLP or another nationally recognized independent public accounting firm;

(x)     if (A) (1) any of the financial statements in the Audited Financial Statements shall have been restated or (2) the Company, any governing body of the Company or Dixon Hughes Goodman LLP shall have determined that a restatement of any such financial statements is required and (B) the Company or Dixon Hughes Goodman LLP, as applicable, has not subsequently determined and confirmed in writing to the Purchaser that no restatement shall be required in accordance with GAAP, furnishing the Purchaser and the Financing Sources with such restated financial statements;

(xi)     cooperating with Parent and the Purchaser to obtain ratings for the Financing; and

(xii)     cooperating with Parent and the Purchaser to satisfy the conditions precedent to the Financing to the extent within the control of the Company.

(b)     Notwithstanding the foregoing or anything set forth in this Agreement, (A) nothing shall require such cooperation as described in Section 7.05(a) to the extent it would, in the Company’s good faith judgment, unreasonably interfere with the business or operations of the Company or its Subsidiaries and (B) neither the Company nor any of its Subsidiaries shall be required to, or be required to commit to, (1) take any action that is not contingent upon the Closing or enter into or execute any agreement or document (other than the Authorization Letters) unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (2) take any corporate action (including any board approvals) in connection with the Financing, (3) take any action that would result in any officer, director or other Representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing, (4) deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for the Financing, (5) waive or amend any terms of this Agreement or take any action that would otherwise cause any breach of this Agreement, (6) take any action that would conflict with any applicable Law, the organizational documents of the Company or its Subsidiaries or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any material contract to which the Company or any of its Subsidiaries is a party or (7) prepare, assist in the preparation of, or otherwise provide any information that is not in the possession or control of the Company or any other information to the extent such disclosure (x) would result in a waiver of attorney client privilege, work product doctrine or similar privilege or (y) would violate any confidentiality obligation of the Company. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 7.05 shall be kept confidential in accordance with the Non-Disclosure Agreement, except that Parent and Purchaser shall be permitted to disclose such information in accordance with the Financing Commitments. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment or incur any other liability prior to the Closing.

(c)     Parent shall reimburse the Company for its reasonable out-of-pocket fees and expenses incurred pursuant to this Section 7.05 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses incurred or suffered by them in connection with any actions taken pursuant to this Section 7.05; provided, that Parent shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred arose from historical financial information provided by the Company that is determined to have contained a material misstatement or omission.

(d)     The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos shall be used in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(e)     Notwithstanding anything to the contrary, the condition set forth in Section 3.01(d), as it applies to the Company’s obligations under this Section 7.05, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 7.05. As used in this Section 7.05(e), "willful and material breach" means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching this Agreement was the conscious object of the act or failure to act.

7.06     Confidentiality. For a period of five (5) years following the Closing Date, Seller shall not, and Seller shall cause its Affiliates and shall direct its Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, that Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body; (ii) to the extent not inconsistent with such request, it notifies Purchaser of the existence, terms and circumstances surrounding such request and consults with Purchaser on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, "Confidential Information" consists of all information and data relating to the Company or its Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 7.06).

7.07     Seller Release. Effective as of the Closing, the Seller, on its own behalf and on behalf of the Seller’s past, present and future equity holders, Affiliates, employees and their respective successors and assigns claiming by or through the Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company, Parent, the Purchaser and their respective past, present and future directors, managers, members, equity holders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, Representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person), Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with the Company or any of its Subsidiaries, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of its ownership of Shares, or any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date, including any claims relating to the entry into this Agreement; provided, that the foregoing release does not extend to, include or restrict or limit in any way, and the Seller hereby reserves the Seller’s rights, if any, to pursue any and all claims, actions or rights that such Seller may now or in future have solely on account of rights of the Seller under (a) this Agreement or any other documents entered into in connection herewith or (b) any applicable liability insurance policy covering the directors, officers and/or similar functionaries of the Seller or any Subsidiary of the Seller or in respect of any right to indemnification or advancement of expenses pursuant to any of the Governing Documents of the Seller or any Subsidiary of the Seller.

7.08     Termination of Related Party Agreements. On or prior to the Closing, the Company and the Seller shall take all actions as may be necessary to cause the Management Agreement and each other contracted listed on the Affiliated Transaction Schedule to be terminated in its entirety effective as of, or prior to, the Closing with no further amount or obligation being owed by the Company or any of its Affiliates thereunder. In any event, the parties agree that all such contracts shall be deemed terminated, effective upon the Closing, without any further action, shall be of no force and effect after the Closing and all obligations and liabilities thereunder shall be deemed to have been satisfied and terminated as of the Closing. The Company and each of its Subsidiaries shall take all actions as may be necessary or advisable to settle and eliminate all accounts, arrangements, obligations or balances between the Company and its Subsidiaries, on the one hand, and any Related Party of the Company or its Subsidiaries or the Seller (excluding the Company or any of its Subsidiaries), on the other hand, effective as of the Closing, and, in any event, the parties agree that all such accounts, arrangements, obligations or balances shall be deemed settled and eliminated, effective upon the Closing, without any further action, and all obligations and liabilities related thereto shall be deemed to have been satisfied as of the Closing. Notwithstanding the foregoing, in no event shall any of the following be required to be terminated in accordance with this Section 7.08: (i) this Agreement or any Company Document; or (ii) any contracts or liabilities relating to employment relationships with employees and officers of the Company or its Subsidiaries who will continue to be employed after the Closing and the payment of compensation and benefits in the ordinary course of business of the Company or its Subsidiaries to such Persons.

7.09     Consents. The Seller and the Company shall, or shall cause the Subsidiaries of the Company to, give promptly such notice to third parties and to use reasonable best efforts to obtain such third party consents and estoppel certificates listed on the Authorization Schedule as the Purchaser may in its reasonable discretion request in connection with the transactions contemplated by this Agreement and the Company Documents. The Purchaser shall cooperate with and assist the Seller and the Company in giving such notices and obtaining such consents and estoppel certificates; provided, neither Parent nor the Purchaser shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Purchaser in its reasonable discretion may deem adverse to the interests of the Purchaser or the Company or any of its Subsidiaries.

7.10     Resignation Letter. If requested in writing by Purchaser, the Company shall obtain and deliver to Purchaser at the Closing, in form reasonably satisfactory to Purchaser, resignations effective as of the Closing executed by each requested director and officer of Company and its Subsidiaries in office immediately prior to the Closing.

Article VIII

COVENANTS OF THE PURCHASER

8.01     Access to Books and Records. For a period of six (6) years after the Closing, the Purchaser shall, and shall cause each of the Company and its Subsidiaries to, provide the Seller and its agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance written notice, to the financial and tax-related books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures); provided, further, that such access shall not extend to any (i) trade secrets or other competitively sensitive information or (ii) information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided, that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not waive or violate such privilege). Parent, the Purchaser, the Company and its Subsidiaries shall be permitted to dispose of any such book, record or other document; provided, that prior to such disposition, Parent or Purchaser offers Seller an opportunity to copy such items at least ten (10) days prior to such disposition.

8.02     Director, Manager and Officer Liability and Indemnification.

(a)     Prior to or simultaneously with the Closing, the Seller shall, or shall cause the Company (with the costs and expenses to be borne 50% by Seller and 50% by Parent) to purchase from an insurance carrier a prepaid insurance policy (i.e., "tail coverage") which provides directors and officers insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company or any of its Subsidiaries at or prior to the Closing on terms not materially less favorable, in the aggregate (including with respect to policy limit and scope) as the policy or policy(ies) maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the "D&O Tail Policies"); provided, that in no event shall the aggregate premium for the D&O Tail Policies exceed an amount equal to three-hundred percent (300%) of the annual premiums currently paid by the Company and its Subsidiaries for such insurance and, if such amount is insufficient for such coverage, the Seller shall, or shall cause the Company (with the costs and expenses to be borne 50% by Seller and 50% by Parent) to obtain "tail" insurance policies with the greatest coverage available at such cost.

(b)     For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company and its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company's or any of its Subsidiaries' certificate or certificate of incorporation or formation, bylaws or limited liability company agreement (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law.

(c)     If the Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall use commercially reasonable efforts to make proper provisions so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02.

(d)     Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Company or its Subsidiaries at or prior to the Closing or any other party covered by directors' and officers' liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)     The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director, manager or similar functionary of each of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

8.03     Contact with Business Relations. Except as previously authorized, Parent and the Purchaser shall not (and shall not permit any of its employees or Affiliates to, and shall direct its agents and representatives (acting in their capacities as such) not to) contact any officer, director, manager, employee, (in each case, other than an Authorized Representative) or customer, supplier, distributor or payor prior to the earlier of the Closing or the termination of this Agreement regarding the transactions contemplated hereby without the prior consent and coordination of David P. Middleton or the President, Chief Executive Officer or the Chief Financial Officer of the Company (as representative for the Company) (not to be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, nothing in this Agreement shall restrict Parent or the Purchaser’s (or any of its employees or Affiliates) contacts made in good faith (i) with any Person in the ordinary course of business and consistent with past practices that is unrelated to the transactions contemplated hereby or (ii) with members of management of the Company or its Subsidiaries for the purpose of transition and integration planning.

8.04     Continuing Confidentiality. Parent shall remain bound by that certain letter agreement, dated as of February 14, 2020, with Parent and AM Holdco, Inc. (the "Non-Disclosure Agreement") prior to the Closing; provided, that the Non-Disclosure Agreement shall terminate automatically upon the Closing.

8.05     Payments to Certain Individuals. In order to ensure compliance with applicable Tax requirements, notwithstanding anything to the contrary herein, any payments that are compensatory for Income Tax purposes and made in connection with the transactions contemplated hereby to any individual employed by the Company or any of its Subsidiaries shall be made through the payroll processing system of the Company and its Subsidiaries.

8.06     Access and Investigation. The Purchaser and its Representatives (a) have had access to and the opportunity to review all of the documents in the "Project Socrates" data room maintained by Intralinks on behalf of the Company, and (b) have been afforded reasonable access to the books and records and certain officers, directors, employees and other Representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser and its Non-Recourse Parties have conducted to Purchaser's reasonable satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V or contained in any certificate delivered by the Seller and/or the Company at the Closing, respectively, as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company, the Seller or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain "data rooms" or presentations, including "management presentations"). In connection with the transactions contemplated hereby, the Purchaser has been represented by, and adequately consulted with, legal counsel of its choice and the Purchaser and such counsel has carefully read this Agreement and been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 8.06 and Section 10.01. The parties acknowledge and agree that nothing in this Section 8.06 shall in any way limit the Purchaser’s remedies in respect of Fraud for breaches of the representations or warranties made by the Seller and the Company contained in this Agreement or in any certificate delivered by such Person at Closing pursuant to this Agreement.

8.07     Financing.

(a)     Purchaser shall use its commercially reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitments (including any flex provisions applicable thereto), including using commercially reasonable efforts to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (B) satisfy on a timely basis all conditions applicable to Purchaser in the Financing Commitments that are within its control (or obtain the waiver of conditions applicable to Purchaser contained in the Financing Commitments), (C) maintain in full force and effect the Financing Commitments in accordance with the terms thereof and (D) draw down upon and consummate the Financing contemplated by the Financing Commitments at or prior to the Closing. Notwithstanding the foregoing, upon effectiveness of any Parent Credit Facility Amendment, upon either (a) prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed (it being understood that the Seller may withhold its consent to the extent that the conditions to borrowing under the Parent Credit Facility are less favorable in any respect when compared to those conditions precedent set forth in the Financing Commitments as in effect on the date hereof)), Purchaser may terminate any portion of the commitments under the Financing Commitments on a dollar-for-dollar basis with the aggregate amount of available and undrawn commitments under the Parent Credit Facility or (b) subject to prior written notice to Seller, borrowing under the Parent Credit Facility such amounts that are escrowed for purposes of consummation of the transactions contemplated by this Agreement, Purchaser may terminate any portion of the commitments under the Financing Commitments on a dollar-for-dollar basis with such amounts that are escrowed; provided, that, (1) the conditions to the release of such proceeds from escrow as described in this clause (b) are no less favorable to Purchaser in any respect when compared to those set forth in the Financing Commitments as in effect on the date hereof and (2) the aggregate amount of the Financing following such reduction, together with other financial resources available to Purchaser (including amounts funded into an escrow account with release provisions no less favorable in any respect to Purchaser than the conditions precedent set forth in the Financing Commitments as in effect on the date hereof), is sufficient to consummate the transactions contemplated by this Agreement.

(b)     Purchaser shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange the Financing. Purchaser shall give Seller prompt notice of (i) any actual or threatened material breach by any party to the Financing Commitment of which Purchaser becomes aware, (ii) any termination of the Financing Commitment or (iii) all or any portion of the Financing becoming unavailable for any reason.

(c)     Purchaser shall not agree to any amendment, supplement, waiver or other modification of any provision under Financing Commitment without the prior written consent of the Seller if such amendment, supplement, waiver or modification would (i) reduce the aggregate amount of the Financing to less than the amount required to fund the Required Amounts, (ii) impose new or additional conditions or expand any of the conditions to the receipt of the Financing or (iii) materially and adversely affect the ability of Purchaser to enforce its rights against the other parties to the Financing Commitment. For the avoidance of doubt, Purchaser may modify, amend or supplement the Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles without modifying any other terms of the Financing Commitment. Upon any amendment, supplement, waiver or other modification of the Financing Commitment, Purchaser shall promptly deliver a copy thereof to the Company.

(d)     In the event that all or any portion of the Financing becomes unavailable on the terms and conditions (including any market flex provisions applicable thereto) described in or contemplated by the Financing Commitment for any reason, Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange to obtain alternative financing in an amount (together with all other sources of cash that will be available to Purchaser on the Closing Date) sufficient to fund the Required Amounts, which would not contain conditions that are materially less beneficial to Purchaser, would not involve any conditions to funding the Financing of the type that are not contained in the Financing Commitment and would not reasonably be expected to prevent, impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement; provided that Purchaser shall not be required to pay any fees or expenses materially in excess of those contemplated by the Financing Commitment as in effect on the date hereof.

(e)     Other than for purposes of Section 6.08, references herein to "Financing Commitment" shall include any commitment with respect to any alternative financing and include and mean such documents as amended, modified, supplemented or waived in compliance with this Section 8.07, and references to "Financing" shall include and mean the financing contemplated by such Financing Commitment, as amended, modified, supplemented or waived in compliance with this Section 8.07, as applicable.

(f)     Notwithstanding any other provision of this Agreement to the contrary, Purchaser may substitute the cash proceeds received by Purchaser or any Subsidiary of Purchaser but only to the extent such cash proceeds are funded into an escrow account with release provisions no less favorable to Purchaser in any respect compared to those conditions precedent set forth in the Financing Commitments as in effect on the date hereof from consummated debt or equity offerings or asset sales, for all or any portion of the Financing by reducing commitments under the Financing Commitments, provided, that the aggregate amount of the Financing following such reduction, together with other financial resources available to Purchaser (including amounts funded into an escrow account with release provisions no less favorable in any material respect to Purchaser than the conditions precedent set forth in the Financing Commitments), is sufficient to consummate the transactions contemplated by this Agreement.

Article IX

TERMINATION

9.01     Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a)     by mutual written consent of the Purchaser, on the one hand, and the Company and the Seller, on the other hand;

(b)     by the Purchaser, on the one hand, or by the Company and the Seller, on the other hand, by written notice to the other, upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the consummation of the Closing, which order, decree, ruling or any other action shall have become final and non-appealable and which renders a condition set forth in Section 3.01(d), Section 3.01(j), Section 3.02(b) or Section 3.03 incapable of being satisfied; provided, that no termination may be made under this Section 9.01(b) if the issuance of such order, decree, ruling or such other action shall have been caused primarily and directly by a material breach of this Agreement by the terminating party;

(c)     by the Purchaser, on the one hand, or by the Company or the Seller, on the other hand, if the Closing shall not have occurred on or before February 1, 2021 (the "Outside Date"); provided, however, that no termination may be made under this Section 9.01(c) if the failure to close shall have been caused primarily and directly by a material breach of this Agreement by the action or inaction of the terminating party;

(d)     by the Purchaser, by written notice to the Seller and the Company, upon a breach of any covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V shall be or have become untrue or inaccurate, in either case, such that any of the conditions set forth in Section 3.01 or Section 3.03 would not be satisfied, and any such breach, untruth or inaccuracy is not cured within thirty (30) days of delivery of such notice; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available if the failure of the Purchaser to fulfill any obligation under this Agreement shall have been the primary cause of the failure of such condition to be satisfied on or prior to such date;

(e)     by the Seller, by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue or inaccurate, in either case, such that any of the conditions set forth in Section 3.02 or Section 3.03 would not be satisfied, and any such breach, untruth or inaccuracy is not cured within thirty (30) days of delivery of such notice; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available if the failure of the Seller or the Company to fulfill any obligation under this Agreement shall have been the primary cause of the failure of such condition to be satisfied on or prior to such date; or

(f)     by the Seller if (i) all of the conditions to Closing set forth in Sections 3.01 and 3.03 were satisfied or waived by the Purchaser in writing as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied or duly waived by the Purchaser if the Closing Date were the date that the notice of termination of this Agreement is delivered by the Seller to the Purchaser), (ii) the Purchaser does not consummate the transactions contemplated by this Agreement on the day the Closing is required to occur pursuant to Section 2.02, (iii) the Seller has irrevocably confirmed to the Purchaser in writing at least three (3) Business Days prior to seeking to terminate this Agreement pursuant to this Section 9.01(f) that (A) all of the conditions to the Seller’s and the Company’s obligations to consummate the Closing have been fully satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been duly waived assuming a Closing would occur) and (B) the Seller and the Company are ready, willing and able to cause the Closing to occur on the date of such written notice and throughout the immediately subsequent three (3) Business Day period and (iv) the Purchaser fails to complete the Closing within three (3) Business Days after the delivery of the confirmation by the Seller required by the foregoing clause (iii) above.

9.02     Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than Article I, Section 8.04, this Section 9.02, Section 9.03, Section 13.02, Section 13.11 and Section 13.17, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Non-Disclosure Agreement and (b) except, subject to the limitations set forth in Section 9.03(c), that no such termination shall relieve the Seller or the Company of any liability for damages resulting from any willful breach by such party of this Agreement. For purposes of clarification, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, Seller, or any of its or their respective Affiliates hereunder or under the Financing Commitment or otherwise relating to or arising out of the transactions contemplated by this Agreement.

9.03     Reverse Termination Fee; Limitation on Liability

(a)     In the event that this Agreement is terminated by the Seller pursuant to Section 9.01(e) or Section 9.01(f), Parent shall pay to the Seller a fee of $34,500,000 (the "Reverse Termination Fee"). Payment of the Reverse Termination Fee shall be made as promptly as reasonably practicable after termination of this Agreement pursuant to Section 9.01(e) or Section 9.01(f) (and, in any event, within two (2) Business Days thereof) by wire transfer of same-day funds to the account designated by the Seller to Parent in writing. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times or for the occurrence of different events.

(b)     Each of the parties hereto acknowledges and agrees that (i) the agreements contained in Section 9.03 are an integral part of this Agreement and the transactions contemplated hereby and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement pursuant to Section 9.01(e) or Section 9.01(f), the right to payment of the Reverse Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

(c)      Notwithstanding anything to the contrary in this Agreement, if Parent or the Purchaser breaches this Agreement (whether such breach is intentional and material, unintentional, willful or otherwise or is a willful breach) or fails to perform hereunder (whether such failure is intentional and material, unintentional, willful or otherwise or is a willful breach), the Seller’s and the Company’s right to: (i) seek an injunction, specific performance or other equitable relief in accordance with the terms and limitations of Section 13.18; or (ii) terminate this Agreement and receive the Reverse Termination Fee if payable pursuant to Section 9.03(a) shall be the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the Seller, the Company or any other Person against Parent, the Purchaser and its former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each of the foregoing, a "Purchaser Related Party," and collectively, the "Purchaser Related Parties") or the Financing Source Parties for any losses arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Financing Commitments, the Financing contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement, the Financing Commitments, the transactions contemplated herein or therein or otherwise; provided that in no event shall Parent or Purchaser have any monetary liability or obligations in connection with the transactions contemplated by this Agreement in the aggregate in excess of the amount of the Reverse Termination Fee and in no event shall the Seller, the Company or any Related Party of the Company or the Seller seek, directly or indirectly, to recover against any Purchaser Related Parties or Financing Source Parties, or compel payment by any Financing Source Party or Purchaser Related Parties of, any damages or other payments whatsoever and in no event shall the Company or any Related Party of the Seller or the Company seek, directly or indirectly, to recover against Parent or Purchaser, or compel payment by Parent or Purchaser of, any damages or other payments in excess of the amount of the Reverse Termination Fee; provided, further, that nothing in this Section 9.03(c) will limit the right of AM Holdco, Inc. to bring or maintain, or receive damages in any Action arising out of or in connection with any breach of the Non-Disclosure Agreement.

(d)     So long as this Agreement shall not have been terminated, Seller shall be entitled to pursue both a grant of specific performance under Section 13.18 and the payment of the Reverse Termination Fee under Section 9.03(a), but under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance under Section 13.18 and an award of money damages, including all or any portion of the Reverse Termination Fee.

(e)     Notwithstanding anything in this Agreement to the contrary, in the event the Reverse Termination Fee is paid to the Seller, such Reverse Termination Fee shall constitute the sole and exclusive remedy of the Seller and the Company against the Purchaser Related Parties and the Financing Source Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated, and upon payment of the Reverse Termination Fee none of the Purchaser Related Parties or the Financing Source Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Article X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01     Acknowledgement by the Purchaser. The representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company, the Seller or any of their respective Non-Recourse Parties as to any matter concerning the Seller, the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser or any of its Non-Recourse Parties in certain "data rooms" or presentations including "management presentations") and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Seller and each of their respective Non-Recourse Parties. Each of the Purchaser and its Non-Recourse Parties has only relied on the representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV, Article V and the Company Documents, respectively, and none of the Purchaser or any of its Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any other representations and warranties or statements on any basis or legal theory whatsoever. The Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information and that the Purchaser is familiar with such uncertainties, that the Purchaser and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Company or the Seller made herein be imputed to, or deemed to have been made by, any other Person. The parties acknowledge and agree that nothing in this Section 10.01 shall in any way limit Purchaser's remedies in respect of Fraud for breaches of the representations or warranties made by the Seller and the Company contained in this Agreement or in any certificate delivered by such Person at Closing pursuant to this Agreement.

10.02     Further Assurances. From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

10.03     Governmental Consents.

(a)    The Purchaser and the Company shall (i) as promptly as practicable and in no event later than ten (10) Business Days following the execution and delivery of this Agreement file with the United States Federal Trade Commission and the United States Department of justice, the notification and report form required for the transactions contemplated hereby pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) file with any other applicable Governmental Body, as promptly as practicable and before the expiration of any relevant legal deadline, all filings, reports, information and documentation as may be required in connection with the transactions contemplated hereby and pursuant to the consents, authorizations and approvals identified on the Governmental Consents Schedule. Each of the Company and the Purchaser shall furnish to each other's counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission. The Purchaser shall bear the filing fee in connection with the filing required to be made under the HSR Act pursuant to this Section 10.03. Neither Purchaser, the Company, nor any of their respective Affiliates shall enter into any agreement with any Governmental Body to delay the Closing of the transactions contemplated hereby or to delay any filing under the HSR Act or any other antitrust or competition laws of any Governmental Body outside the United States that would have the effect of delaying the Closing of the transactions contemplated hereby without the prior written consent of the other parties hereto.

(b)     The Company and the Purchaser shall: (i) use their commercially reasonable efforts to promptly obtain any consent, authorization or approval set forth on the Governmental Consents Schedule required for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any material inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such material inquiry or request and supply to any Governmental Body without undue delay any additional information requested. The Purchaser agrees to use commercially reasonable efforts to take (and cause its Affiliates to take) any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties hereto to expeditiously close the transactions contemplated. Notwithstanding anything herein to the contrary, no party shall be required by this Section 10.03 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Purchaser, the Seller, the Company or any of their respective Affiliates, (B) limit the freedom of action of such party with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of such party’s or its Affiliates’ other assets or businesses or (C) limit the Purchaser’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares.

(c)     The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under any requested consent, authorization or approval set forth on the Governmental Consents Schedule at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel's undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Purchaser shall participate in any meeting or material discussion with any Governmental Body with respect to any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion. The Company and the Purchaser shall each approve the content of any filings (as contemplated by Section 10.03), material communications, presentations or other written materials to be submitted to any Governmental Body in advance of any such submission, provided that such materials may be redacted to address reasonable attorney-client privilege or confidentiality concerns.

Article XI

SURVIVAL; INDEMNIFICATION

11.01     Survival. None of the representations or warranties in Article IV, Article V or Article VI shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing. The covenants of the Seller and the Company to the extent required to be performed prior to the Closing (the "Pre-Closing Covenants") shall survive the Closing for a period of 90 days after the Closing Date; provided, that if written notice of an actual or threatened claim for Losses pursuant to Section 11.02(a)(i) is delivered to the Seller prior to the expiration of such survival period, such covenant shall survive as to such claim until such claim has been finally resolved and paid. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed.

11.02     Indemnification of the Purchaser Indemnified Parties.

(a)     From and after the Closing, the Purchaser and its Affiliates (including from and after the Closing, the Company) and each of their and their Affiliates' respective equityholders, members, managers, principals, partners, officers, directors, employees, agents, successors, assigns and representatives (collectively, the "Purchaser Indemnified Parties") shall be indemnified and held harmless out of the Indemnification Escrow Funds (subject to, and in accordance with, the provisions of this Section 11.02 and the Escrow Agreement) from, against and in respect of any and all losses, liabilities, damages, charges, claims, demands, actions, judgments, settlements, assessments, Taxes, interest, penalties, and costs and expenses (collectively, "Losses") suffered or incurred by any of the Purchaser Indemnified Parties related to or arising from: (i) any breaches of Pre-Closing Covenants; (ii) any liabilities of the Company or its Subsidiaries arising from audit and rate adjustments under contracts with the New York Department of Social Services and Human Resources Administration entered into prior to the Closing; (iii) any liabilities for overpayments to the Company or its Subsidiaries made prior to the Closing in respect of hospice businesses that are or will be required to be repaid under Medicare; (iv) any liabilities for employer shared responsibility payments in respect of periods prior to the Closing under the Affordable Care Act, including any amounts released to prior owners of Subsidiaries of the Company in respect of such liabilities pursuant to the terms of a prior acquisition agreement; and (v) any liabilities resulting from payroll tax filings made by A&B Homecare Solutions, LLC prior to the Closing; provided, that the Purchaser's right to assert claims against the Indemnification Escrow Funds pursuant to this Section 11.02(a) shall be subject to the following limitations: (i) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.02(a) and Section 11.03 an aggregate amount in excess of the Indemnification Escrow Amount; (ii) the Purchaser Indemnified Parties shall only be entitled to recover under this Section 11.02(a) regarding Losses for Taxes with respect to taxable periods, or portions thereof, that end on or before the Closing Date; and (iii) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.02(a) for any Loss to the extent such Loss was specifically taken into account in determining the final Closing Cash Proceeds (without duplication).

(b)     Any indemnification of or payment to the Purchaser Indemnified Parties pursuant to this Section 11.02 shall be delivered to the Purchaser from the Indemnification Escrow Funds in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated in writing by the Purchaser within five (5) Business Days after the determination thereof. Any indemnity payment under this Agreement shall be treated as an adjustment to the Enterprise Value for Tax purposes.

11.03     Grants. After the Closing, Parent and the Purchaser shall promptly be reimbursed by wire transfer of immediately available funds solely from the Indemnification Escrow Funds (to the extent available) for any amounts of cash that are returned or repaid to any Governmental Body in respect of Grants actually received by the Company prior to the date hereof.  Seller agrees, upon written demand from Parent and the Purchaser, to take all action reasonably necessary to cause such amounts to be distributed from the Indemnification Escrow Account to Parent and Purchaser.

11.04     Indemnification Escrow Release. Within three (3) Business Days after the eighteen (18)-month anniversary of the Closing Date, Purchaser and the Seller shall jointly instruct the Escrow Agent to release to the Seller any remaining portion of the Indemnification Escrow Amount, if any, less any portion of the Indemnification Escrow Amount for which a Purchaser Indemnified Party has submitted a good faith written demand or notice of claim for reimbursement or indemnification pursuant to Sections 11.02 or 11.03 on or prior to the eighteen (18)-month anniversary of the Closing Date.

11.05     Exclusive Remedy. Except as otherwise expressly provided herein (including pursuant to Sections 11.02 and 11.03), from and after the Closing, the Purchaser’s and its Non-Recourse Parties’ sole and exclusive remedy against the Company and its Subsidiaries, the Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws) or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving the Closing to the extent provided in Section 11.01 or the provisions of the Escrow Agreement. The limits imposed on the Purchaser's and its Non-Recourse Parties' remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 11.05) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder. None of the Purchaser or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.05 shall limit a party's right to (i) seek specific performance of the other parties' obligations hereunder in accordance with Section 13.18, (ii) bring a claim (and, if successful, recover losses therefrom) for Fraud for breaches of the representations or warranties made by the Seller and the Company contained in this Agreement or in any certificate delivered by such Person at Closing pursuant to this Agreement, (iii) make a claim with respect to the adjustment of the Estimated Closing Cash Proceeds in accordance with Section 2.04 or (iv) make a claim for indemnification pursuant to Section 11.02 or reimbursement relating to the Grants as permitted pursuant to Section 11.03.

Article XII

TAX MATTERS

12.01     Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder ("Transfer Taxes") shall be paid 50% by the Seller and 50% by the Purchaser. The party required by applicable Law to file any related Tax Return with respect to such Transfer Taxes shall prepare any such Tax Return, and the other party shall cooperate in the preparation of such Tax Returns.

12.02     Cooperation on Tax Matters. Following the Closing, the Purchaser and the Company, on the one hand, and the Seller, on the other hand, and their respective Affiliates shall cooperate, at the requesting party's cost, in the preparation of all Tax Returns for any Tax periods and the conduct of any Tax Proceeding. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within Purchaser's or the Company's possession requested by Seller as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include making employees and Representatives available for discussion of such Tax matters and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Company or any Subsidiary (including in regard to any Tax Proceeding), and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the Purchaser or any Subsidiary may possess.

12.03     Sections 336 and 338 of the Code. No party to this Agreement shall make an election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement.

12.04     No Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

Article XIII

MISCELLANEOUS

13.01     Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries regarding the transactions contemplated herein, shall be issued or made without the joint approval of the Purchaser and the Seller, unless (i) required by Law (including, for the avoidance of doubt, the applicable rules and requirements of the Nasdaq stock market or the U.S. Securities and Exchange Commission) in which case the other party shall have the right to review and comment on (which comments the other party shall consider in good faith) such press release or announcement prior to publication to the extent reasonably practicable or (ii) any press release or public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 13.01; provided, that the Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its direct and indirect equityholders in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective investors and prospective investors in connection with their ordinary course fundraising and reporting activities (so long as such recipients of such information agree to or are bound by contract to keep the terms of this Agreement confidential). For the avoidance of doubt, each party hereto may make announcements to its respective employees or other business relations that are not inconsistent in any material respects with the parties' prior public disclosures regarding the transactions contemplated by this Agreement.

13.02     Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement, the Company Documents and the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby (a) by the Company and its Subsidiaries shall be paid by the Seller or, prior to the Closing, by the Company and its Subsidiaries, or (b) by the Purchaser shall be paid by the Purchaser; provided, that if the Closing occurs, the Company may pay such fees, costs and expenses of Parent and the Purchaser (it being acknowledged that such fees, costs and expenses shall not be considered Transaction Expenses hereunder and will not be included as a payable in the calculation of Working Capital hereunder). Without limiting the generality of the foregoing, for the avoidance of doubt, except as otherwise provided herein, the Purchaser shall pay any and all expenses relating to the R&W Insurance Policy. For the avoidance of doubt, the expenses for which the Company is responsible pursuant to this Section 13.02 are and shall be Transaction Expenses to the extent not paid prior to the Closing.

13.03     Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (provided no "bounceback" or notice of non-delivery is received), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been sent by overnight delivery via a national courier service (providing proof of delivery) or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to Parent, the Purchaser and, following the Closing, the Company:

Socrates, LLC c/o The Providence Service Corporation 1275 Peachtree Street, 6th floor Atlanta, Georgia 30309 Attention: Kathryn M. Stalmack Email: kathryn.stalmack@logisticare.com with a copy to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Sean P. Griffiths Email: sgriffiths@gibsondunn.com

Notices to the Seller and, prior to the Closing, the Company:

OEP AM Holdings, LLC
c/o One Equity Partners
510 Madison Avenue, 19th Floor
New York, NY 10022
Attention:         Gregory A. Belinfanti; Brad Coppens; Jessica Marion

and Dora Stojka

Email:               gregory.belinfanti@oneequity.com;

brad.coppens@oneequity.com;

jessica.marion@oneequity.com;

dora.stojka@oneequity.com

and:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:         Jeremy S. Liss, P.C., Jeffrey P. Swatzell
Email:               jeremy.liss@kirkland.com; jeffrey.swatzell@kirkland.com

13.04     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties hereto; provided, that Purchaser may (a) transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares (provided, that any such transfer or assignment shall not relieve Purchaser of its obligations hereunder) or (b) assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in each case, no such transfer or assignment will relieve Purchaser of any of its obligations hereunder.

13.05     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06     Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties' obligations under this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of Article IV and Article V; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article IV or Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.07     Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by Parent, the Purchaser, the Company and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08     Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Non-Disclosure Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.

13.09     Third Party Beneficiaries. Section 8.02 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and Representatives and Section 13.14 shall be enforceable by K&E LLP. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (i) the parties to this Agreement, (ii) for purposes of Section 8.02, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and Representatives and (iii) for purposes of Section 13.14, K&E LLP. Notwithstanding the foregoing, each of the lenders party to the Financing Commitments is a third-party beneficiary of Sections 13.04, 13.07, 13.11, 13.12, 13.13, 13.15, 13.18, and this Section 13.09.

13.10     Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party's intent or the effectiveness of such signature.

13.11     GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES HERETO AGREES THAT ALL ACTIONS (AT LAW OR IN EQUITY, IN CONTRACT, TORT OR OTHERWISE) AGAINST ANY FINANCING SOURCE PARTY AND EACH OF THEIR RESPECTIVE REPRESENTATIVES IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FINANCING COMMITMENT OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, SHALL BE EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

13.12     Submission to Jurisdiction.

(a)     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)     Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, the Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. Each of the Company and the Seller further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Financing or the definitive agreements executed in connection therewith or the performance thereof.

13.13     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

13.14     Legal Representation. Following consummation of the transactions contemplated hereby, the Company and its Subsidiaries' current and former legal counsel (including K&E LLP) (each, "Company Counsel") may serve as counsel to each and any of the Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including the Seller and its direct or indirect equityholders), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent any of the Seller and its Non-Recourse Parties shall be solely that of any such Company Counsel. Any attorney-client privilege, work product protection or expectation of confidentiality applicable to any communication relating exclusively to the negotiation, documentation or consummation of the transactions contemplated hereby between the Company Counsel's and the Company or any of its Subsidiaries (collectively, the "Privileges") shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Company Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, "Privileged Materials") shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Seller. For the avoidance of doubt, as to any Privileged Materials, the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties related to the transactions contemplated hereby after the Closing, and the Seller shall have the right to assert any of the Privileges against the Company and its Subsidiaries. The Company further agrees that, on its own behalf and on behalf of its Subsidiaries, any Company Counsel's retention by the Company or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Purchaser or the Company, on the one hand, and a third party other than Seller, on the other hand, Parent, the Purchaser or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Materials to such third party and if requested by Parent, the Purchaser, and Seller shall assert such privilege; provided, however, that none of Parent, the Purchaser or the Company may waive such privilege without the prior written consent of Seller. In the event that Parent, the Purchaser or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Materials, Purchaser shall promptly notify Seller in writing (including by making specific reference to this Section 13.14 so that Seller can seek (at its expense) a protective order and Parent and the Purchaser agrees to use all commercially reasonable efforts to assist therewith).

13.15     Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party. The Seller and the Company each agree that, except with respect to a named party in this Agreement, (a) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Purchaser Related Party, in any way relating to this Agreement or the transactions contemplated herby, including any dispute arising out of or relating in any way to the Financing Commitments, the Financing or the definitive agreements executed in connection therewith or the performance thereof and (b) no Purchaser Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to the Seller or the Company or any of its and their respective Affiliates or their respective directors, officers, employees, agents, partners, managers or equity holders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith. Notwithstanding anything to the contrary contained herein, each party (other than the Purchaser or any Affiliate of the Purchaser that is party to the Financing Commitment in respect of rights, claims, or causes pursuant to the Financing Commitment) hereby irrevocably waives any rights or claims against any Financing Source Party in its capacity as a Financing Source Party in connection with this Agreement, the Financing Commitment and the Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any action or proceeding against any Financing Source Party in its capacity as the same in connection with this Agreement, the Financing Commitment or the Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such action or proceeding asserted against a Financing Source Party to the extent asserted against a Financing Source Party by the Company, the Seller or any of their Affiliates in connection with this Agreement, the Financing Commitment or the Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source Party shall have any liability for any claims or damages to any party (other than the Purchaser or any Affiliate of the Purchaser that is party to the Financing Commitment in respect of any rights, claims or causes pursuant to the Financing Commitment) in its capacity as a Financing Source Party in connection with this Agreement, the Financing Commitment or the Financing or the transactions contemplated hereby or thereby.

13.16     Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its Representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online "data room" established by Intralinks for "Project Socrates" on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its Representatives for all purposes hereunder.

13.17     Conflict between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

13.18    Specific Performance.

(a)     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, subject to Section 13.18(b), each party shall be entitled to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity. Notwithstanding the foregoing and subject to the rights of the parties to the Financing Commitments under the terms thereof, none of the Seller or any of its Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders or arrangers in connection with the Financing.

(b)     No party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.18 will be required to provide any bond or other security in connection therewith. The remedies available to the Company and the Seller pursuant to this Section 13.18 will be in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 9.03(d), it is acknowledged and agreed that the Seller shall be entitled to seek specific performance of the obligation of the Purchaser to cause the Estimated Closing Cash Proceeds to be funded, but only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 3.01 and Section 3.03 have been fully satisfied or duly waived in accordance with the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the full satisfaction or due waiver of those conditions assuming a Closing would occur); (ii) the Financing has been funded or will be funded at the Closing; (iii) the Purchaser is required to complete the Closing in accordance with Article II and the Purchaser fails to complete the Closing in breach of Article II; and (iv) the Seller has irrevocably confirmed in writing to the Purchaser that if specific performance is granted and the Financing is consummated, and the Purchaser otherwise complies with its obligations hereunder, then the Closing will occur. For the avoidance of doubt, in no event shall Seller be entitled to (A) receive both a grant of specific performance and any monetary damages hereunder and (B) enforce or seek to enforce specifically the Purchaser’s obligation to consummate the transactions contemplated hereby if the Financing has not been funded. Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall Parent, the Purchaser, any Financing Source Party or any of their respective Affiliates have any liability to Seller, the Company or any of their respective Affiliates or any of their respective direct or indirect equity holders for monetary damages in excess of the Reverse Termination Fee.

13.19     Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

13.20     Guarantee. Notwithstanding anything to the contrary in this Agreement, in consideration of Seller's execution and delivery of this Agreement and agreement to perform the transactions contemplated hereby, and as a material inducement to such execution, delivery and performance, Parent hereby guarantees any payments and other obligations owed by Purchaser to Seller or the Company pursuant to this Agreement or any other Purchaser Document (subject to the limitations and conditions, if any, on the Purchaser’s obligations herein). Parent agrees that no waiver or extension, in whole or in part, of the time for performance by Purchaser of any of its obligations under this Agreement or any Purchaser Document, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with this Agreement or any Purchaser Document shall affect, impair or discharge, in whole or in part, the liability of Parent hereunder for the full, prompt and unconditional performance of the obligations of Purchaser under this Agreement or any Purchaser Document (subject to the limitations and conditions, if any, on the Purchaser’s obligations herein). The obligations of Parent under this Section 13.20 are absolute and unconditional, irrespective of any circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The liability of Parent shall be direct and not contingent on the pursuit of remedies against the Purchaser. The guarantee of Parent shall be a continuing guarantee, and the above consents and waivers of Parent shall remain in full force and effect until the obligations of Purchaser hereunder and under any Purchaser Document are discharged and paid in full.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

The Company: OEP AM, INC.

By:	/s/ Gregory Belinfanti
Name:	Gregory Belinfanti
Its:	President

The Seller: OEP AM HOLDINGS, LLC

By:	/s/ Gregory Belinfanti
Name:	Gregory Belinfanti
Its:	Authorized Signatory

Signature Page to Stock Purchase Agreement

The Purchaser: Socrates, LLC

By:	/s/ Daniel Greenleaf
Name:	Daniel Greenleaf
Its:	President & Chief Executive Officer

Parent: The Providence Service Corporation

By:	/s/ Daniel Greenleaf
Name:	Daniel Greenleaf
Its:	President & Chief Executive Officer

Signature Page to Stock Purchase Agreement